UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817
March 17, 2011

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on Thursday, April 28, 2011, at 10:00 a.m., Eastern Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland 20852.

At the meeting, you will be asked to vote on each of the five proposals set forth in the Notice of Annual Meeting of Shareholders, which describes the formal business to be conducted at the annual meeting and follows this letter.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

James R. Mellor	John K. Welch
Chairman of the Board	President and Chief Executive Officer

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2011

The Annual Meeting of Shareholders of USEC Inc. will be held on Thursday, April 28, 2011, at 10:00 a.m., Eastern Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland 20852, for the following purpose:

1. To elect the eleven director nominees for a term of one year;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

4. To approve an amendment to the USEC Inc. 2009 Equity Incentive Plan;

5. To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011; and

6. To transact such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2010 with this Notice and Proxy Statement.

The record date for determining shareholders entitled to notice of, and to vote at, the meeting was the close of business on March 4, 2011. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 17, 2011

2011 PROXY STATEMENT

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 28, 2011

This proxy statement and our Annual Report for
the year ended December 31, 2010 are available at http://bnymellon.mobular.net/bnymellon/USU.

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC Inc.’s (“USEC,” the “Company,” “we,” “us,” or “our”) 2011 Annual Meeting of Shareholders. The meeting will be held at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, on April 28, 2011, beginning at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2010 are being mailed starting on approximately March 18, 2011.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the eleven director nominees for a term of one year;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

•	Proposal 4: To approve an amendment to the USEC Inc. 2009 Equity Incentive Plan;

•	Proposal 5: To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011; and

•	Such other business as may properly come before the meeting or any adjournments thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the eleven director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation;

•	FOR the approval of an amendment to the USEC Inc. 2009 Equity Incentive Plan; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011.

Who may vote at the meeting?

Holders of USEC Inc. common stock at the close of business on the record date of March 4, 2011 may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, BNY Mellon Shareowner Services, as a “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, BNY Mellon Shareowner Services, or under the USEC 401(k) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

A majority of USEC’s outstanding shares of common stock as of the record date, March 4, 2011, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 122,067,721 shares of USEC common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or have properly submitted a proxy card or voting instructions prior to the meeting.

What is the effect of a broker non-vote?

Banks, brokers, or nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the annual meeting. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of the votes cast (Proposals 1 and 3) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2, 4 and 5).

What is the required vote for each proposal?

Broker Discretionary
Proposal	Vote Required	Voting Allowed

Proposal 1 — Election of the eleven director nominees for a term of one year	Plurality of votes cast	No
Proposal 2 — Advisory vote on executive compensation	Majority of shares entitled to vote and present in person or represented by proxy	No
Proposal 3 — Advisory vote on the frequency of advisory vote on executive compensation	Plurality of votes cast	No
Proposal 4 — Approval of an amendment to the USEC Inc. 2009 Equity Incentive Plan	Majority of shares entitled to vote and present in person or represented by proxy	No
Proposal 5 — Ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011	Majority of shares entitled to vote and present in person or represented by proxy	Yes

How do I vote my shares?

You may vote using any of the following methods:

Shareholders of Record

•	By Mail. If you are a shareholder of record or hold shares through a USEC stock ownership plan, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

•	By telephone or over the Internet. You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is http://www.proxyvoting.com/USU. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 10:00 a.m. Eastern Time on April 28, 2011. If you vote by telephone or on the Internet, you should not separately return your proxy card or voting instruction card.

•	In person at the annual meeting. If you choose to vote at the annual meeting, you may vote by the ballot provided at the meeting. Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you hold your shares through a USEC stock ownership plan, you cannot vote in person at the annual meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided or by using the Internet or telephone.

Beneficial Owners

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, be sure to complete, sign and return the voting instruction card received from your broker, bank or other nominee. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive. Shares held beneficially may be voted at the annual meeting only if you obtain and bring with you to the annual meeting a legal proxy from your broker, bank or other nominee.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted:

•	Proposal 1: FOR the election of the eleven director nominees for a term of one year;

•	Proposal 2: FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	Proposal 3: FOR the approval, on an advisory basis, of a triennial advisory vote on executive compensation;

•	Proposal 4: FOR the approval of an amendment to the USEC Inc. 2009 Equity Incentive Plan; and

•	Proposal 5: FOR the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the annual meeting;

•	delivering to the Secretary of USEC, prior to the date of the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the annual meeting.

How are proxies solicited and what are the costs?

We have hired Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, to assist us in soliciting proxies from brokers, banks and nominees and we will pay Morrow & Co., LLC a fee of approximately $10,000, plus expenses, for these services. We will reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals. Our directors, officers, and employees may also solicit proxies by mail, e-mail, telephone or personal contact. They will not receive additional compensation for these activities.

What is householding?

If you and other residents at your mailing address own shares of USEC stock in “street name,” your broker, bank or other nominee may have notified you that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials for each company in which you hold stock through that broker or bank or other nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker, bank or other nominee will send one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of USEC’s future annual report, proxy statement and Notice of Internet Availability of Proxy Materials or if you share an address with another USEC shareholder and together both of you would like to receive only a single set of USEC annual disclosure documents, please contact Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call them at (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank or other nominee, and your account number. Any revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement, our annual report, or the Notice of Internet Availability of Proxy Materials, we will promptly send a copy to you if you address a written request to USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3354.

How can I find out the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1. ELECTION OF DIRECTORS

The current structure of our Board of Directors consists of eleven directors elected by the holders of USEC Inc. common stock and two directors elected by the holders of the Company’s convertible preferred stock, as described below under “Governance of the Company — Governance Information — Investor-Designated Directors.”

At the 2011 annual meeting, eleven directors are to be elected to hold office until the 2012 annual meeting and until their successors have been elected and qualified. The eleven nominees for election at the 2011 annual meeting are listed below, with brief biographies. They are all presently USEC directors. Mr. Cornelius, Mr. Skowronski and Mr. Smith were elected to the board of directors in 2011 as part of a Board search process. The board of directors has determined that all nominees except John K. Welch, President and CEO, satisfy the New York Stock Exchange’s definition of independent director. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The Board recommends a vote FOR the election of these eleven nominees as directors.

NOMINEES FOR DIRECTOR

James R. Mellor	Director since 1998 Age 80

Mr. Mellor retired in 1997 as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, a position he held since 1994. Prior to assuming that position, Mr. Mellor was President and Chief Executive Officer from 1993 to 1994 and was previously President and Chief Operating Officer of General Dynamics. Mr. Mellor served as interim President and Chief Executive Officer of the Company from December 2004 to October 2005. Mr. Mellor previously served on the Board of Directors of AmerisourceBergen Corporation, Computer Sciences Corporation, Net2Phone, Inc. and IDT Corporation.

In recommending the re-election of Mr. Mellor, the Board considered the following key competencies: USEC leadership as current Chairman and formerly as interim CEO; CEO experience; government contracting experience; and public company board experience. Mr. Mellor has served as USEC’s Chairman since USEC’s privatization in 1998.

Michael H. Armacost	Director since 2002 Age 73

Mr. Armacost is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as President and a Trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost also serves on the Board of Directors of AFLAC Inc. Mr. Armacost previously served on the Board of Directors of Applied Materials Inc. and Cargill, Incorporated.

In recommending the re-election of Mr. Armacost, the Board considered the following key competencies: government and public policy experience; international experience; and public company board experience.

Joyce F. Brown	Director since 1998 Age 64

Dr. Brown is the President of the Fashion Institute of Technology of the State University of New York, a position she has held since 1998. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Polo Ralph Lauren Corporation. Dr. Brown previously served on the Board of Directors of Linens & Things and the PAXAR Corporation.

In recommending the re-election of Dr. Brown, the Board considered the following key competencies: executive experience; public relations experience; government experience; and public company board experience. Dr. Brown has been a member of USEC’s Board since its privatization in 1998.

Sigmund L. Cornelius	Director since 2011 Age 56

Mr. Cornelius retired in January 2011 from ConocoPhillips, an integrated energy company, where he was Senior Vice President, Finance, and Chief Financial Officer from 2008 to 2010. Prior to that, Mr. Cornelius served as Senior Vice President, Planning, Strategy and Corporate Affairs from 2007 to 2008, having previously served as President, Exploration and Production — Lower 48 from 2006 to 2007 and President, Global Gas from 2004 to 2006. Mr. Cornelius joined ConocoPhillips predecessor Conoco Inc. in 1980. Mr. Cornelius also serves on the Board of Directors of Carbo Ceramics Inc.

Mr. Cornelius was appointed to the Board effective March 2011 following a board search process. In recommending the election of Mr. Cornelius, the Board considered the following key competencies: CFO experience; audit committee financial expert; energy experience; business operations experience; and public company board experience.

Joseph T. Doyle	Director since 2006 Age 63

Mr. Doyle is a consultant to and a director of several for profit companies and not for profit organizations. From July 2002 through March 2003, he served as Senior Vice President and Chief Financial Officer of Foster Wheeler, Inc. Prior to joining Foster Wheeler, Mr. Doyle was Executive Vice President and Chief Financial Officer of U.S. Office Products from 1998 through 2001, Chief Financial Officer of Westinghouse Electric Company’s Industrial Group from 1996 through 1998, and Chief Financial Officer of Allison Engine Company (now Rolls Royce Allison) from 1994 through 1996. U.S. Office Products filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in March 2001.

In recommending the re-election of Mr. Doyle, the Board considered the following key competencies: CFO and 17 years of public accounting experience; audit committee financial expert; internal audit experience; nuclear submarine and nuclear energy and power experience; and engineering and construction experience.

H. William Habermeyer	Director since 2008 Age 68

Mr. Habermeyer retired in 2006 as President and Chief Executive Officer of Progress Energy Florida, a subsidiary of Progress Energy, Inc., a diversified energy company. Mr. Habermeyer joined Progress Energy predecessor, Carolina Power & Light in 1993 and served as Vice President of Nuclear Services and Environmental Support, Vice President of Nuclear Engineering, and Vice President of the Western Region in North Carolina, before assuming the role of President and Chief Executive Officer of Progress Energy Florida in 2000. Prior to that, Mr. Habermeyer had a 28-year career in the U.S. Navy, retiring as a Rear Admiral. Mr. Habermeyer also serves on the Board of Directors of Raymond James Financial, Inc. and Southern Company.

In recommending the re-election of Mr. Habermeyer, the Board considered the following key competencies: CEO experience; business operations experience, including operating and managing nuclear powered submarines and commercial nuclear power plants; nuclear engineering experience; electric utility experience; and public company board experience.

William J. Madia	Director since 2008 Age 63

Dr. Madia is a vice president at Stanford University responsible for oversight of the SLAC National Accelerator Laboratory, a U.S. Department of Energy national science lab. Dr. Madia retired in 2007 as Executive Vice President of Laboratory Operations of the Battelle Memorial Institute, a non-profit independent research and development organization, where he oversaw the management or co-management of six Department of Energy National Laboratories. Dr. Madia served in that position since 1999. In addition, he was President and CEO of UT-Battelle, LLC, he managed Battelle’s global environmental business, served as president of Battelle Technology International, director of Battelle’s Columbus Laboratories, and corporate vice president and general manager of Battelle’s Project Management Division.

In recommending the re-election of Dr. Madia, the Board considered the following key competencies: science and technology experience; nuclear experience; DOE experience, including the management of six DOE laboratories; and executive and management experience.

W. Henson Moore	Director since 2001 Age 71

Mr. Moore was President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, from 1995 to 2006. He was also President of the International Council of Forest Product Associations from 2002 to 2004. Mr. Moore was previously Deputy Secretary of Energy from 1989 to 1992 and in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. Mr. Moore also serves on the Board of Directors of Domtar Corporation.

In recommending the re-election of Mr. Moore, the Board considered the following key competencies: DOE experience; political affairs experience; legal experience; CEO experience; international experience; and public company board experience.

Walter E. Skowronski	Director since 2011 Age 62

Mr. Skowronski retired in 2009 as Senior Vice President of The Boeing Company and President, Boeing Capital Corporation, a wholly-owned subsidiary of The Boeing Company, a position he held from 2003 to 2009. Prior to that, Mr. Skowronski was Senior Vice President of Finance and Treasurer of The Boeing Company from 1999 to 2003. Prior to joining Boeing, Mr. Skowronski was Vice President and Treasurer of Lockheed Martin and its predecessor Lockheed Corporation from 1992 to 1999 after joining Lockheed Corporation in 1990.

Mr. Skowronski was appointed to the Board effective March 2011 following a board search process. In recommending the election of Mr. Skowronski, the Board considered the following key competencies: finance experience, audit committee financial expert; government contracting experience; and business operations experience.

M. Richard Smith	Director since 2011 Age 63

Mr. Smith retired in 2007 as Senior Vice President and President of Fossil Power of Bechtel Corporation, a global project execution company. During his 25-year Bechtel career he held other senior positions in engineering, construction and project management including Chief Executive Officer of Intergen and Senior Vice President of USGen, both Bechtel joint ventures, and Executive Vice President of Bechtel Enterprises. Since his retirement Mr. Smith has served as a consultant and director to Sithe Global Power LLC, an international power development company and Skyfuel Inc., a solar technology company. Mr. Smith also currently serves on the Boards of Directors of Instituform Technologies, Inc. and of McGrath RentCorp. He previously served on the Board of Directors of Evergreen Energy Inc.

Mr. Smith was appointed to the Board effective January 2011 following a board search process. In recommending the election of Mr. Smith, the Board considered the following key competencies: senior executive experience; engineering, construction and project management experience; and public company board experience.

John K. Welch	Director since 2005 Age 61

Mr. Welch has been President and Chief Executive Officer since October 2005. Prior to joining USEC, he served as a consultant to several government and corporate entities. He was Executive Vice President and Group Executive, Marine Systems at General Dynamics Corporation from March 2002 to March 2003, and Senior Vice President and Group Executive, Marine Systems from January 2000 to March 2002. Prior to that, Mr. Welch held several executive positions over a ten-year period at General Dynamic’s Electric Boat Corporation, including President from 1995 to 2000. Mr. Welch currently serves on the Board of Directors of Battelle Memorial Institute and Precision Custom Components Inc.

In recommending the re-election of Mr. Welch, the Board considered the following key competencies: current service as USEC CEO; other executive experience; nuclear and defense experience; professional engineer experience; and manufacturing experience.

OTHER DIRECTORS

Biographical information, including relevant business and professional experience for each of the investor-designated directors is provided below:

Hiroshi Sakamoto	Director since 2010 Age 54

Mr. Sakamoto has served as Senior Vice President and General Manager, Toshiba Nuclear Energy Holdings (US) Inc., a subsidiary of Toshiba Corporation, since April 2007. Since April 2008, Mr. Sakamoto has also served as Senior Vice President and Board Director, Toshiba America Nuclear Energy Corporation, also a subsidiary of Toshiba Corporation. Mr. Sakamoto joined Toshiba Corporation in April 1981 and has held a variety of positions of increasing responsibility over his career, including Vice President for Nuclear Business Development from April 2003 to September 2009 and Senior Manager for Nuclear Energy Engineering from October 2001 to March 2003 at Toshiba International Corporation, a subsidiary of Toshiba Corporation focusing on the energy business. Mr. Sakamoto has a Bachelors Degree and a Masters Degree in Nuclear Engineering from Kyoto University.

Michael S. Taff	Director since 2010 Age 48

Mr. Taff has served as Senior Vice President and Chief Financial Officer of The Babcock & Wilcox Company since its spin-off from McDermott International, Inc. in July 2010. From April 2007 until that date, he served as Senior Vice President and Chief Financial Officer of McDermott. Previously, he was Vice President and Chief Accounting Officer of McDermott since June 2005, Vice President and Chief Financial Officer of HMT Inc. (an engineering and construction company) from June 2004 to June 2005, and Vice President and Corporate Controller of Philip Services Corporation (a provider of industrial, environmental, transportation and container services) from September 1994 to May 2004.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board has adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.usec.com under “Corporate Governance” or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2010, the non-management directors met without management at regularly scheduled executive sessions, and James R. Mellor, Chairman, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. Communications by mail should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address: c/o Secretary, USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. Electronic communications can be made through our website at www.usec.com. Under the Corporate Governance section, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as affirmatively determined by the Board. At its February 2011 meeting, after reviewing the NYSE standards of independence, the Board of Directors affirmatively determined that the following ten directors were independent: Mr. Armacost, Dr. Brown, Mr. Cornelius, Mr. Doyle, Mr. Habermeyer, Dr. Madia, Mr. Mellor, Mr. Moore, Mr. Skowronski, and Mr. Smith. The basis for these determinations was that each of these ten directors (other than Mr. Habermeyer and Dr. Madia) had no relationships with the Company other than being a director and/or shareholder of the Company. The Board determined that Mr. Habermeyer had no material relationships with the Company, taking into consideration his service on the board of directors of Southern Company, a customer of USEC. The Board determined that Dr. Madia had no material relationships with the Company, taking into consideration his service on a scientific advisory board of The Babcock & Wilcox Company, who through its subsidiaries is an investor in the Company (described below under “Investor-Designated Directors”) and is a supplier to the Company and party to a manufacturing joint venture with the Company. All of the members of the Company’s Audit and Finance, Nominating and Governance, and Compensation committees are independent.

Investor-Designated Directors

On May 25, 2010, we announced that Toshiba Corporation and Babcock and Wilcox Investment Company (“B&W”) signed a securities purchase agreement to make a $200 million investment in the Company over three phases upon the satisfaction at each phase of certain closing conditions. Toshiba Corporation assigned its rights and obligations as an investor pursuant to the securities purchase agreement to its subsidiary, Toshiba America Nuclear Energy Corporation (“Toshiba”). Toshiba and B&W will invest equally in each of the phases in an aggregate amount of $100 million each. On September 2, 2010, the first closing of $75 million occurred and Toshiba and B&W received shares of convertible preferred stock and warrants to purchase shares of common stock, which will be exercisable in the future. Effective at the first closing, Mr. Hiroshi Sakamoto and Mr. Michael S. Taff became members of the Board of Directors of the Company. Under the purchase agreement and related transaction documents, Toshiba and B&W, as the holders of the convertible preferred stock, have the right to elect a total of two directors of the Company (the “Investor-Designated Directors”). They could lose this right under certain circumstances, including the failure to close the remaining two phases of the investment because of their breach, a change in control of the Company, or reductions in their equity holdings of the Company below certain thresholds.

Mr. Sakamoto and Mr. Taff abstain from voting on any matters involving Toshiba, B&W and their affiliates.

Criteria for Board Membership

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate. USEC does not have a formal policy on Board diversity, however, USEC’s Board of Directors Governance Guidelines include diversity as one of the criteria to be considered in reviewing the appropriate skills and characteristics required of Board members and nominees. When the Nominating and Governance Committee considers diversity, it takes an expansive view and seeks to achieve a diversity of viewpoints, skills, experience and other factors.

The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. During 2010, the Company engaged a third-party search firm to assist in a director search in light of the retirement of two directors in 2010. As described below, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Mr. Cornelius, Mr. Skowronski and Mr. Smith, who were appointed directors by the Board effective in 2011 and are nominated for election at the 2011 annual meeting, were identified by the Nominating and Governance Committee in consultation with the third-party search firm engaged to assist in a director search. Mr. Sakamoto and Mr. Taff, who were appointed to the Board in 2010, were designated by Toshiba and B&W, respectively. Under the terms of the securities purchase agreement with Toshiba and B&W, the Nominating and Governance Committee reviewed the qualifications of Mr. Sakamoto and Mr. Taff prior to their election to the Board.

Director Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

Under our bylaws, a shareholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director must be received by the Company between December 30, 2011 and January 29, 2012, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 28, 2012.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy on whether or not the role of the Chairman and Chief Executive Officer should be separate. However, USEC currently has a separate, independent Chairman. Mr. Mellor has been Chairman since USEC’s privatization in 1998. USEC believes this leadership structure is appropriate for USEC at this time because Mr. Mellor provides valuable oversight of management, while avoiding potential conflicts, and encourages a proactive and effective board. In his role as Chairman, Mr. Mellor provides Board leadership, presides at all Board meetings, approves all Board agendas, and attends all Committee meetings.

The Board has responsibility for risk oversight of USEC and exercises this oversight function both through the entire Board and through the individual committees of the Board. Individuals who are responsible for USEC’s key risks report directly to the entire Board on a regular basis regarding USEC’s enterprise risk management (ERM) program. The Audit and Finance Committee has responsibility to discuss the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled. The risks that are identified as part of USEC’s ERM program and through the Audit and Finance Committee process flow down to the specific committees based on their areas of responsibility. For example, the Audit and Finance Committee oversees the management by USEC of risks as they relate to audit and finance matters or other matters within the committee’s scope of responsibilities, while the Regulatory and Government Affairs Committee oversees the management by USEC of risks as they relate to compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Code of Business Conduct

USEC has a code of business conduct, applicable to all of our directors, officers and employees. The code of business conduct provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and shareholders owning 5% or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant SEC rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the Nominating and Governance Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the Nominating and Governance Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Governance Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. To that end, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

Corporate Governance Information

Shareholders will find information about our corporate governance practices on our website at www.usec.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, Code of Business Conduct and Governance Guidelines. Shareholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which USEC is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees, and by other means.

It is the Board’s policy that all directors attend the annual meeting. We had ten directors at the time of the 2010 annual meeting, nine of whom attended the 2010 annual meeting. One director was unable to attend for medical reasons.

During 2010, the Board of Directors held eight regular meetings and no special meetings. All directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2010 was 99%.

During 2010, the Board held one meeting at the Company’s American Centrifuge Plant in Piketon Ohio. The Technology and Competition Committee also held one of its regular meetings at the Company’s testing facility in Oak Ridge, Tennessee.

During 2010, the Board had designated five committees, each identified in the table below. All five committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.usec.com.

The table below sets forth the membership of these committees as of March 4, 2011 and the number of meetings held in 2010:

Regulatory and
	Audit and		Nominating and	Government	Technology and
	Finance	Compensation	Governance	Affairs	Competition
Director	Committee	Committee	Committee	Committee	Committee

James R. Mellor			X
Michael H. Armacost			X *	X
Joyce F. Brown		X	X
Sigmund L. Cornelius	X
Joseph T. Doyle	X *	X
H. William Habermeyer		X *			X
William J. Madia				X	X *
W. Henson Moore	X			X *
Hiroshi Sakamoto				X
Walter E. Skowronski	X
M. Richard Smith				X	X
Michael S. Taff					X
Number of Meetings in 2010	6	6	5	5	5

*	Chairman

The functions performed by our five standing committees are described below.

Audit and Finance Committee

The Audit and Finance Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of the independent auditors. In addition, the Committee is responsible for appointing, overseeing and terminating the Company’s independent auditors, and reviewing the Company’s accounting processes, financial controls, reporting systems, and the scope of the audits to be conducted. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled and to oversee the management by the Company of risks as they relate to audit and finance matters or other matters within the Committee’s scope of responsibilities. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors.

The Board has determined that each member of the Audit and Finance Committee is an “independent director” in accordance with NYSE listing standards. Under the NYSE listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under the Securities and Exchange Commission’s (the “SEC”) rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit and Finance Committee are “financially literate” and that Mr. Doyle, Mr. Cornelius and Mr. Skowronski qualify as “audit committee financial experts.”

Compensation Committee

The Compensation Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees. The Compensation Committee is also responsible for overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the Committee’s scope of responsibilities. The Compensation Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. Additional information on the processes and procedures for consideration of executive and director compensation are addressed in the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NYSE listing standards.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees; and overseeing the management by the Company of risks as they relate to the Company’s corporate governance or other matters within the Committee’s scope of responsibilities.

The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures previously described under “Governance Information — Director Nominations by Shareholders.” In addition, the Nominating and Governance Committee is responsible for reviewing the Company’s code of business conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy previously described.

The Board has determined that each member of the Nominating and Governance Committee is an “independent director” in accordance with NYSE listing standards.

Regulatory and Government Affairs Committee

The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes, and overseeing the management by the Company of risks as they relate to the Company’s compliance with regulatory requirements or other matters within the Committee’s scope of responsibilities.

Technology and Competition Committee

The Technology and Competition Committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology; informing the Board of significant energy policy developments and developments in enrichment technology; monitoring competition and market demand in the enrichment industry; monitoring the protection of the Company’s intellectual property; monitoring issues with respect to the Company’s information technology; monitoring operational readiness activities; and overseeing the management by the Company of risks as they relate to the Company’s technology, competition or other matters within the Committee’s scope of responsibilities.

Compensation of Directors

Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors covers service for the one-year term commencing at the annual meeting. The compensation is unchanged for the 2011–2012 term. Mr. Welch, President and Chief Executive Officer, does not receive separate compensation for his Board activities. The Investor-Designated Directors described under “Governance Information–Investor-Designated Directors” do not receive compensation from the Company for their Board activities.

During the 2010–2011 term, non-employee directors received an annual retainer of $200,000, consisting of $80,000 in cash and restricted stock units with a value of $120,000 under the USEC Inc. 2009 Equity Incentive Plan. These restricted stock units will vest one year from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for retirement (defined below), (2) termination of the director’s service by reason of death or disability, or (3) a change in control. No separate meeting fees are paid. The Chairman of the Board receives an annual chairman’s fee of $100,000 in cash in connection with his duties as Chairman of the Board. The chairman of the Audit and Finance Committee receives an annual chairman’s fee of $20,000 in cash, the chairman of the Compensation Committee receives an annual chairman’s fee of $10,000 in cash, and the chairman of each other committee receives an annual chairman’s fee of $7,500 in cash. Directors have the option to receive their cash fees in restricted stock units. A director who elects to receive their cash fees in restricted stock units will receive an incentive payment of restricted stock units equal to 20% of the portion of the cash fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest in equal annual installments over three years from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. All fees are payable at the beginning of the term. Settlement of restricted stock units granted to non-employee directors is made in shares of USEC stock upon the director’s retirement or other end of service. All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Retirement is defined in the 2009 Equity Incentive Plan in the case of non-employee directors as a termination of service on or after age 75. As of December 31, 2010, Mr. Mellor was eligible for retirement.

Director Deferred Compensation Plan

Directors also have the option to defer all or a portion of their cash fees into the USEC Inc. Director Deferred Compensation Plan. This plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. Directors who elect to participate in the plan may defer up to a maximum of 100% and a minimum of 5% of cash director fees. A director may receive a distribution from the plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution, change in control or an unforeseeable emergency all as defined in the plan. Distributions from the plan will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the director and provided for in the plan. During 2010, no directors participated in the plan.

Director Stock Ownership Guidelines

In order to more closely align directors’ interests with the interests of shareholders, directors are required to hold 25,000 shares of Company common stock. The stock ownership guidelines do not apply to the Investor-Designated Directors. Restricted stock units are counted toward meeting this objective. As an incentive to take more of their compensation in the form of Company stock, directors are eligible to receive incentive restricted stock units described above under “Non-Employee Director Compensation Arrangement.” As of December 31, 2010, all of the directors had satisfied their stock ownership guidelines. Mr. Cornelius, Mr. Smith and Mr. Skowronski joined the Board in early 2011 and therefore have not yet satisfied their stock ownership guidelines.

Director Compensation in Fiscal Year 2010

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)(3)	Total

James R. Mellor	$180,000	$120,000	$300,000
Michael H. Armacost	$87,500	$120,000	$207,500
Joyce F. Brown	$80,000	$120,000	$200,000
Joseph T. Doyle	$40,000	$192,000	$232,000
H. William Habermeyer	$90,000	$120,000	$210,000
John R. Hall(4)	—	$216,000	$216,000
William J. Madia	—	$225,000	$225,000
W. Henson Moore	$87,500	$120,000	$207,500

(1)	The amounts shown in the Fees Earned or Paid in Cash column include the following:

•	Annual Retainers: Cash paid in 2010 for $80,000 cash portion of annual retainers for the 2010–2011 term. Mr. Doyle elected to take one half of the cash portion of his annual retainer and his annual Audit and Finance Committee chairman fee in restricted stock units in lieu of cash as shown in the Stock Awards column. Mr. Hall and Dr. Madia elected to take all fees in restricted stock units in lieu of cash as shown in the Stock Awards column.

•	Chairman’s Fees: Cash paid in 2010 to Mr. Armacost ($7,500), Mr. Habermeyer ($10,000), and Mr. Moore ($7,500) for annual committee chairman’s fees for the 2010–2011 term. Also includes cash paid in 2010 to Mr. Mellor for his annual chairman’s fee of $100,000 for the 2010–2011 term.

(2)	The amounts shown in the Stock Awards column represents the aggregate grant date fair value of stock awards to directors in 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Auditing Standards Codification (“ASC”) Topic 718 (Compensation–Stock Compensation). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The amounts shown in the Stock Awards column includes $120,000 annual retainer payable in restricted stock units. The amount for Mr. Doyle, Mr. Hall and Dr. Madia also includes restricted stock units granted in lieu of cash fees and any related incentive restricted stock units. The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of restricted stock units, which have the following grant date fair value, calculated using the closing price of USEC’s common stock on the date of grant in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation):

		Number of
		Restricted	Grant Date
Name	Grant Date	Stock Units	Fair Value

James R. Mellor	05/11/10	28,302	$120,000
Michael H. Armacost	05/11/10	28,302	$120,000
Joyce F. Brown	05/11/10	28,302	$120,000
Joseph T. Doyle	05/11/10	45,283	$192,000
H. William Habermeyer	05/11/10	28,302	$120,000
John R. Hall	05/11/10	50,944	$216,000
William J. Madia	05/11/10	53,066	$225,000
W. Henson Moore	05/11/10	28,302	$120,000

The aggregate number of stock awards, including shares of restricted stock and restricted stock units, outstanding at December 31, 2010 for each of the non-employee directors is as follows:

Number of Shares of
Restricted Stock or
Name	Restricted Stock Units

James R. Mellor	236,681
Michael H. Armacost	110,375
Joyce F. Brown	129,569
Joseph T. Doyle	149,261
H. William Habermeyer	79,499
William J. Madia	104,263
W. Henson Moore	117,772

(3)	No stock option grants were made to directors in 2010. The following table shows the number of stock options held by each non-employee director as of December 31, 2010, all of which are immediately exercisable:

Number of Securities
Underlying
Name	Unexercised Options

James R. Mellor	119,122
Michael H. Armacost	16,750
Joyce F. Brown	17,250
Joseph T. Doyle	1,227
W. Henson Moore	10,500

(4)	Mr. Hall retired as a director in September 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 4, 2011, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than 5% of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly paid executive officers of the Company serving as executive officers at December 31, 2010; and (d) all of the Company’s directors and executive officers as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner	Shares Owned		Percent of Class

Dimensional Fund Advisors LP(2)	9,083,158		7.4%
6300 Bee Cave Road
Austin, Texas 78746
BlackRock, Inc.(3)	6,592,071		5.4%
40 East 52nd Street,
New York, New York 10022
Noble Group Limited(4)	5,848,940		4.8%
18th Floor, MassMutual Tower
28 Gloucester Road
Hong Kong
Directors
Michael H. Armacost	100,138	(5)	*
Joyce F. Brown	118,617	(5)	*
Sigmund L. Cornelius	—		*
Joseph T. Doyle	131,342	(5)	*
H. William Habermeyer	61,197	(5)	*
William J. Madia	51,197	(5)	*
James R. Mellor	529,557	(5)	*
W. Henson Moore	99,970	(5)	*
Hiroshi Sakamoto	—		*
Walter E. Skowronski	—		*
M. Richard Smith	—		*
Michael S. Taff	—		*
Officers
John K. Welch	2,047,973	(5)	1.7%
John C. Barpoulis	627,024	(5)	*
Peter B. Saba	297,722	(5)	*
Philip G. Sewell	815,492	(5)	*
Robert Van Namen	698,061	(5)	*
Directors and all executive officers as a group (24 persons)	6,883,342	(6)	5.5%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options or conversion of securities), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	The Schedule 13G/A filed on February 11, 2011 with the SEC by Dimensional Fund Advisors LP states that it has sole power to vote 8,854,466 shares and sole power to dispose of 9,083,158 shares. Dimensional Fund Advisors states in its Schedule 13G/A that all securities reported therein are owned by its funds, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G/A, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(3)	The Schedule 13G filed on February 9, 2011 with the SEC by BlackRock, Inc. states that it has the sole power to vote 6,592,071 shares and the sole power to dispose of 6,592,071 shares.

(4)	The Schedule 13D filed on June 7, 2010 with the SEC by Noble Group Limited states that they have the sole power to vote and to dispose of 5,848,940 shares.

(5)	Includes shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable, as of March 4, 2011, or within 60 days from such date as follows: Mr. Armacost 16,750; Dr. Brown 17,250; Mr. Doyle 1,227; Mr. Mellor 119,122; Mr. Moore 10,500; Mr. Welch 807,070; Mr. Barpoulis 280,306; Mr. Saba 84,678; Mr. Sewell 485,925; and Mr. Van Namen 340,749. Also includes restricted stock units that can be converted into USEC common stock within 60 days from March 4, 2011 as follows: Mr. Armacost 57,546; Dr. Brown 57,546; Mr. Doyle 100,115; Mr. Habermeyer 51,197; Dr. Madia 51,197; Mr. Mellor 144,904; and Mr. Moore 57,546.

(6)	Includes 2,574,010 shares subject to options granted pursuant to the USEC Inc. 2009 Equity Incentive Plan (or its predecessor plan, the USEC Inc. 1999 Equity Incentive Plan) exercisable as of March 4, 2011, or within 60 days from such date. Includes 550,051 restricted stock units that can be converted into USEC common stock within 60 days from March 4, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish us with copies of the reports. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in 2010 as well as our other three most highly compensated executive officers during 2010, all of whom we refer to collectively as our named executive officers or NEOs. Our NEOs for 2010 are:

•	President and Chief Executive Officer (CEO), John K. Welch;

•	Senior Vice President and Chief Financial Officer (CFO), John C. Barpoulis;

•	Senior Vice President and General Counsel, Peter B. Saba;

•	Senior Vice President, American Centrifuge and Russian HEU, Philip G. Sewell; and

•	Senior Vice President, Uranium Enrichment, Robert Van Namen.

Executive Summary

Company Background

USEC, a global energy company, is a leading supplier of low enriched uranium (“LEU”) for commercial nuclear power plants. USEC enriches uranium at the Paducah gaseous diffusion plant that we lease from the U.S. Department of Energy (“DOE”) and is also the exclusive executive agent for the U.S. government under a nuclear nonproliferation program with Russia known as Megatons to Megawatts. In addition, we perform contract work for DOE and its contractors at the Paducah, Kentucky and Portsmouth, Ohio sites and provide transportation and storage systems for spent nuclear fuel and nuclear and energy consulting services. Our business is in the midst of a critical transition period as we work to deploy a highly efficient uranium enrichment gas centrifuge technology, called the American Centrifuge technology, as a replacement for our gaseous diffusion technology. We are deploying this technology in the American Centrifuge Plant (“ACP”) in Piketon, Ohio.

We must make the transition to more modern and cost-effective technology in order to remain competitive in the long term and so we are devoting significant resources to do so, which has a negative impact on our current operational results.

Overview of 2010 Performance

During 2010, under the leadership of our senior executive team, our company performed well and management met or exceeded many of its performance goals and objectives. We worked aggressively in 2010 to strengthen the American Centrifuge project, retire or mitigate risks, address DOE concerns, attract additional sources of capital and take steps to improve our capital structure.

•	As of December 31, 2010, we have invested approximately $1.95 billion in the American Centrifuge project, an enormous long-term investment for a company of our size, and are in discussions with the DOE regarding the terms for a conditional commitment for a $2 billion loan guarantee for the ACP.

•	During 2010 we also executed an agreement with Toshiba Corporation and Babcock & Wilcox Investment Company (“B&W”) for a $200 million strategic investment in the company and closed on the first phase of funding in September 2010 totaling $75 million.

•	With Toshiba’s support we are also in discussions with Japanese export credit agencies regarding financing up to $1 billion of the cost to complete the ACP.

•	We also saw significant technical achievements with the project in 2010 as a result of efforts to demonstrate the commercial readiness of our technology — we operated our lead cascade of production-ready AC100 machines in a commercial plant cascade configuration and accumulated significant runtime and we continue to build machines.

•	We also saw a significant increase in our stock price in 2010 of 56%, outperforming 91% of the S&P 500 in total shareholder return, indicating that our shareholders think we are on the right track and share our belief in the American Centrifuge technology.

•	We had solid financial results in 2010 in spite of the challenges facing our business and exceeded our objectives for gross profit margin and cash flow from operations. Gross profit margin for 2010 was 7.8%, which although down from 10% in 2009, was substantially better than the projected 5% to 6% at the beginning of the year. Adjusted cash flow for 2010 was $35 million above our target.

•	As expected, despite higher share prices, our 2010 financial results were down from 2009. Because of the impact of high power prices (approximately 70% of our production costs) on our costs of production, we will continue to have reduced margins until we are able to transition our business through the deployment of the substantially more efficient ACP (which uses 95% less electricity to produce LEU).

Our better than projected 2010 results would not have been achieved without significant effort and initiative by management during 2010 and these efforts were a key factor in the compensation decisions and performance-based outcomes for 2010.

Taking into account the achievements of management and other key employees, the NEOs were awarded annual incentive awards that were above target for 2010.

Highlights of Our Compensation Program and Pay-For-Performance

Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are:

•	Strong oversight by our Compensation Committee of all elements of executive compensation;

•	Base salary represents less than 30% of each NEO’s total direct compensation opportunity (22% for the CEO), with the remainder of compensation being variable or “at risk;”

•	The Committee’s use of an independent compensation consultant — Towers Watson;

•	Based on a comprehensive pay-for-performance analysis conducted by Towers Watson during 2010, realizable pay was aligned with Company three-year performance and the Company’s Peer Group, as described below under “Pay-for-Performance Assessment;”

•	Significant stock ownership guidelines that are exceeded by each of our NEOs and directors, as described below under “Stock Ownership Guidelines;”

•	A “no hedging” policy in our insider trading policy that prohibits employees and directors from hedging the economic interest in the USEC shares they hold, as described below under “Hedging Prohibition;”

•	Our equity incentive plan includes a compensation recovery or “claw back” provision that applies to all equity plan participants, as described below under “Recovery of Incentive Compensation;”

•	Provide only very limited perquisites — those provided relate to areas that we believe benefit the Company, including financial planning and executive physicals;

•	No employment agreements with NEOs; severance is limited to one times base salary and annual bonus;

•	Change in control agreements are limited to one to two and a half times base salary and annual bonus and are “double-trigger” requiring a separation from service to receive benefits; although these agreements provide for automatic renewal to protect employees, we retain the ability to terminate the agreements with sufficient notice;

•	Existing change in control agreements contain a limited excise tax gross-up that has been in the Company’s form of agreement since the Company’s change in control arrangements were put in place in 1999; however, the Compensation Committee has determined that beginning in 2011, new or materially amended agreements will not provide for any excise tax gross-up; and

•	A strong risk management program with specific responsibilities assigned to the Board and the Board’s committees, and consideration of avoiding excessive risk in compensation decisions. See discussion of the compensation risk assessment performed during 2010 under “Risk Assessment of Compensation Programs.”

The Compensation Committee continually reviews the compensation programs for our NEOs and other key executives to ensure that they achieve the desired goals of attracting and retaining highly qualified individuals during this critical transition period while further enhancing the focus on pay-for-performance. As a result of its review process, for 2011, the Compensation Committee made the following changes to our executive compensation programs, which further enhanced our pay-for-performance philosophy:

•	Replaced the annual stock option grant to executives under our long-term incentive program with performance-based restricted stock;

•	Added a relative total shareholder return measure to our long-term incentive awards to further align the compensation of our executives with our performance relative to companies we compete with for executive talent; and

•	Replaced a portion of the time-vested grant of restricted stock with a new three year performance-based cash incentive program to further link pay with performance.

Compensation Philosophy and Objectives

The Compensation Committee on behalf of the Board of Directors oversees an executive compensation program designed to enable USEC to attract and retain highly talented individuals. This program reflects the Company’s philosophy that the majority of an executive’s compensation should be based on his or her overall contribution to the success of the Company and the creation of long-term value for our shareholders. In keeping with this philosophy, the Compensation Committee has established the following objectives for the Company’s executive compensation program:

Objective	How We Implement Our Objectives
Compensation should be aligned with shareholders’ interests.	• Strong incentives to maximize long-term value for our shareholders. • Long-term stock ownership by executives and stock-based performance incentives provide ongoing alignment.

Compensation should support our business strategy and objectives.
•   Reward successful execution of our business plan by tying performance goals to our business plan.

•   Stretch performance goals encourage innovation by executives while not encouraging excessive risk-taking.

Compensation should be structured to pay for performance.
•   A substantial portion of the total compensation opportunity is variable and dependent upon the Company’s operating and financial performance.

•   An employee’s realized compensation may be above or below his target compensation depending on performance.

•   2009 compensation was paid out significantly below target opportunity compensation (2009 annual incentives for the NEOs were paid out at between 61% and 70% of target); 2010 compensation is above target based on Company performance (2010 annual incentives for the NEOs were paid out at between 127% and 129% of target).

Compensation opportunities should be market competitive.
•   Compensation and benefits programs are designed to provide competitive compensation relative to the labor markets for our executives while maintaining fiscal responsibility for our shareholders.

•   We use peer group proxy and published survey data to review market compensation.

•   In light of the Company’s critical transition period, base salaries and target total direct opportunity compensation are positioned at approximately between the 50th and 75th percentile of the market using this data and moving toward the 50th percentile in the long term.

•   Current significant challenges facing the Company and talent retention objectives warrant targeting higher levels of compensation for some individuals.

Compensation and benefits programs should encourage short-term and long-term retention.
•   Our compensation and benefits programs are intended to encourage retention and reward continuity of service, which is particularly important due to the unique skill sets of our executives.

•   Short-term retention is also important due to the challenges currently facing our business.

Role of Executive Officers in Compensation Decisions

•	CEO and other NEO pay are set by the Compensation Committee (other than base salaries, which are set by the Board upon recommendation by the Compensation Committee).

•	CEO and the Senior Vice President of Human Resources and Administration provide support to the Compensation Committee and attend all Compensation Committee meetings but are not present for executive sessions or discussions of their individual compensation.

•	CEO provides performance assessments and compensation recommendations for each of the other NEOs, including a self-assessment of his own performance.

•	CFO attends Compensation Committee meetings as needed to report on financial items.

•	Compensation Committee meetings often include an executive session without members of management present.

Role of Compensation Consultant

The Compensation Committee has retained Towers Watson to provide the Compensation Committee with independent compensation data, analysis and advice. Towers Watson reports to the Compensation Committee and its Chairman and, under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate them and to approve their fees and other retention terms. The Compensation Committee periodically reviews the retention of the compensation consultant, including taking into account its independence. Throughout 2010, Towers Watson worked closely with the Compensation Committee and attended all Compensation Committee meetings and met with the Compensation Committee regularly in executive session. Examples of projects assigned to Towers Watson included market studies of executive pay and of Board pay, pay-for-performance analysis, review of the peer group for executive compensation benchmarking, a review of the value of Company equity owned by executives, a compensation risk-assessment, a review of walk-away values as of year-end, and advice on compensation best practices, including advice regarding implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Setting Executive Compensation

Each year, the Compensation Committee evaluates compensation levels for each of the executive officers of the Company. In setting compensation for 2010, the Compensation Committee reviewed and considered total compensation for each NEO, including a review of tally sheets that provide the value of (1) historic and current elements of each officer’s compensation (including savings plans, pension plans, health and welfare benefits and perquisites); (2) stock and stock options held by the executive at year end in the Company’s incentive and benefits plans; and (3) a review of compensation that would be paid upon termination of employment under various scenarios.

Use of Peer Group and Survey Data

The Compensation Committee strives to set target opportunity compensation levels to be competitive with the market in which we compete for executive talent. We use compensation information from (1) a “Peer Group” of publicly traded companies in specific industries in which we compete for executive talent and (2) general industry companies with revenues comparable to ours through the pooled survey data. Towers Watson combines the data from the Peer Group with pooled survey data to create the market data reviewed by the Compensation Committee.

Currently, as the only publicly traded uranium enrichment company in the United States, we do not have direct publicly traded U.S. peers. Therefore, the Peer Group was selected by the Compensation Committee upon the recommendation of Towers Watson taking into consideration: industry relevance (focusing on specialty chemicals, aerospace and defense, construction and engineering, utilities with nuclear operations, and other utilities); business operations; and roughly comparable size in terms of revenue and market capitalization (although this is given less weight due to our stock price volatility). The Peer Group was not picked on the basis of executive compensation levels. The Peer Group during 2010 was the same as 2009 and included the following 19 companies:

•	Albemarle Corp.	•	Cytec Industries Inc.	•	Orbital Sciences Corp.
•	Alliant Techsystems Inc.	•	Esterline Technologies Corp.	•	Rockwell Collins Inc.
•	Arch Chemicals Inc.	•	FMC Corp.	•	Rockwood Holdings Inc.
•	Arch Coal Inc.	•	Goodrich Corp.	•	Shaw Group Inc.
•	Cameco Corp.	•	Hexcel Corp.	•	Teledyne Technologies
•	CONSOL Energy Inc.	•	McDermott International, Inc.
•	Curtiss-Wright Corp.	•	OM Group

The Peer Group is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K, which is more focused on companies with similar business attributes, primarily utilities with nuclear power generation capabilities, but also including chemical processing companies and aluminum companies (that are also large users of electric power). Peer Group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. As a result, our Compensation Committee uses Peer Group data on a limited basis to analyze the competitiveness of our target compensation and our general compensation philosophy.

Our Compensation Committee also used commercially available survey data provided to it by Towers Watson to identify market-median and other market elements related to our 2010 compensation program. This survey data included the 2010/2011 Towers Watson Data Services Top Management Report, the 2010 Mercer Executive Compensation Survey, and the Towers Watson Compensation Database. This survey data includes pooled compensation data from many companies and the findings are segregated by, for example, revenue level, number of employees, and industry. Using survey cuts of durable goods manufacturing organizations and general manufacturing organizations with comparable annual revenues, the Compensation Committee reviewed pooled compensation data for positions similar to those held by each NEO. In the case of the CEO and CFO, whose positions are the most directly comparable with those in other companies, the Compensation Committee also used a survey cut of metals and mining organizations with comparable annual revenues. The Compensation Committee is not provided with the names of the companies making up these surveys and is only privy to the statistical summaries provided in these surveys.

Pay-for-Performance Assessment

In July 2010, the Compensation Committee reviewed a historical pay-for-performance analysis conducted by Towers Watson to evaluate the alignment of pay to performance at the Company versus our Peer Group for the three-year period ended December 31, 2009. The analysis considered a comparison of each of the following over the three-year period:

•	How our performance compared with the Peer Group using operational and shareholder performance metrics — specifically earnings per share growth, sales growth, operating cash flow growth, return on equity, return on assets, and total shareholder return;

•	How the potential compensation opportunity for our executives compared with our Peer Group; and

•	How the amount of cash compensation our executives earned plus the value of equity compensation as of a specified date as a percentage of (1) their potential (realizable) compensation and (2) our reported net income and average market capitalization compared with our Peer Group.

The analysis concluded that our executive compensation is in alignment with our operational performance and total shareholder return. The analysis reflected that although the Company’s performance was generally below that of the Peer Group over the three-year period, our executives’ realizable compensation was below opportunity levels during the period, thus indicating that pay was in alignment with performance.

Elements of Executive Compensation

TOTAL DIRECT COMPENSATION

Summary of Total Direct Compensation

Compensation	Objectives	Key Features
Element
Base Salary	• Provides a stable annual income at a level consistent with individual contributions.	• Adjustments are considered annually based on individual performance, level of pay relative to the market, internal pay equity, and retention issues.
Annual Incentive Awards
•   Rewards the achievement of critical annual financial and operational performance goals.
•   Aligns NEOs interests with those of our shareholders by promoting improved financial results through improvements to gross margin and cash flow and reductions in controllable expenses, as well as rewarding total shareholder return performance.
•   Retains NEOs by providing market-competitive compensation.
• Annual incentives can vary from 0% to 150% of the target amount.
• Annual performance goals are predetermined and include a combination of company performance measures, weighted 55%, and individual performance measures, weighted 45%.
Long-Term Incentive Awards (Restricted Stock and Stock Options)
•   Aligns NEO’s interests with long-term shareholder interests by linking part of each NEO’s compensation to long-term corporate stock performance.
•   Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.
•   Retains NEOs through multi-year vesting of equity grants and by providing market-competitive compensation.
•   Ensures that the executive decision-making process maintains a balanced focus on both immediate measures of success and on the effective growth and development of the business three to five years in the future.
• Utilizes different equity types, including restricted stock and stock options, to balance the multiple objectives.
•   Long-term equity awards generally vest in increments over a three year period.
• Additional performance components added for 2011 to further emphasize pay-for-performance.

Observations Regarding the Mix of Total Direct Compensation

The chart below shows the relative proportion of each element of total direct compensation (based on 2010 target levels). The target value of long-term incentives is more than double that of the annual incentive to weight an executive’s compensation toward a focus on long-term rather than short-term goals. In addition, the amount of variable or “at-risk” compensation is higher for the CEO than the other NEOs in light of his greater responsibility and ability to influence the Company’s results.

Short-Term vs. Long-Term Incentive Pay Opportunity as a Percentage of Total Pay
	Short-Term Incentive Pay Target Annual Incentive	Long-Term Incentive Pay Target Long-Term Incentive
CEO	29%	71%
Other NEOs (Average)	29%	71%
Cash vs. Equity-Based Pay Opportunity as a Percentage of Total Pay
	Cash Base Salary + Target Annual Incentive	Equity-Based Target Long-Term Incentives
CEO	44%	56%
Other NEOs (Average)	50%	50%
Fixed vs. Variable Pay Opportunity as a Percentage of Total Pay
	Fixed Base Salary	Variable Performance-Related Pay Target Annual Incentive + Target Long-Term Incentive
CEO	22%	78%
Other NEOs (Average)	29%	71%

Total Pay — The sum of base salary, target annual incentive, and target long-term incentives.

Fixed Pay — Base pay or salary.

Variable Pay — Compensation that can vary based on Company or individual performance. Variable pay is “at risk.”

Cash — Compensation paid in the form of cash (base salary and annual incentive).

Equity — Restricted stock awards or other equity awards. Equity awards are “at risk.”

Short-Term — Compensation based on performance of one year or less.

Long-Term — Compensation based on performance of greater than one year.

Base Salary

The Compensation Committee recommends base salary levels for executive officers, including the CEO, to the Board for its approval. The Compensation Committee consults with the CEO with respect to the recommended base salaries for the other officers. Towers Watson provides market data to the Compensation Committee for use in determining base salaries, as previously described under “Use of Peer Group and Survey Data.” In setting individual base salaries, consideration is given to (1) the performance of the Company; (2) the individual performance of each executive, taking into account the recommendation of the CEO with respect to the performance and contribution of individuals and the individual performance measures under the annual incentive program; (3) the executive’s scope of responsibility in relation to other officers and key executives within the Company and internal pay equity; and (4) any retention issues.

Following a base salary freeze for most officers in 2009, modest market competitive adjustments of between 4% and 6% were made in 2010 to the base salaries for three of the NEOs. Base salaries for the other NEOs, including the CEO, and the majority of other officers were frozen for the second consecutive year. No base salary adjustments were made for the NEOs for 2011. The CEO has not had a base salary adjustment since 2008. Base salary changes during 2010 are shown on the table below.

Name	2009 Salary	2010 Salary

John K. Welch	$900,000	$900,000
John C. Barpoulis	$400,000	$428,000
Philip G. Sewell	$470,000	$470,000
Robert Van Namen	$410,000	$428,000
Peter B. Saba	$370,000	$390,000

Base salaries affect other elements of total compensation, including annual incentives, long-term incentives, and retirement benefits. In setting base salaries for the NEOs, the Compensation Committee considers the effects on other elements of total compensation.

Annual Incentive

The Compensation Committee sets annual incentive awards and performance goals for NEOs under our annual incentive program under the 2009 Equity Incentive Plan.

Form of Awards.  The 2010 annual incentives for the NEOs and other eligible executives are paid in cash, in recognition that all of the NEOs had satisfied their stock ownership guidelines and have substantial USEC equity ownership. Annual incentive awards were formerly payable 65% in cash and 35% in restricted stock (although, if a participant had met his stock ownership guidelines, he was entitled to receive his entire annual incentive award in cash). This adjustment was made for retention reasons and to also be consistent with the form of payment of annual incentive awards by companies that we compete with for executive talent. The Compensation Committee retained the discretion to direct that a portion of a participant’s annual incentive be paid in restricted stock if he is not making sufficient progress in achieving his stock ownership guidelines.

If an NEO elects to receive any portion of his annual incentive award in the form of restricted stock he would also receive an incentive grant of restricted stock (that vests one year from the date of grant) equal to 20% of the portion of the annual incentive that he took in restricted stock in lieu of cash. All of the NEOs elected to take their entire annual incentive award for 2010 in cash, as reflected on the “Summary Compensation Table.”

Target Levels.  Target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee based on position, market data provided by Towers Watson (as previously described under “Use of Peer Group and Survey Data.”), and our overall compensation philosophy, which emphasizes performance-based compensation. The CEO’s target level is set above the other NEOs to reflect that a greater portion of his total direct compensation is variable or “at risk.” The table below sets forth the 2010 target annual incentive opportunities as a percentage of base salary for our NEOs. The actual payout amounts are determined based on the actual performance under our annual incentive plan for 2010, as described below.

2010 Target %
Name	(of base salary)

John K. Welch	100%
John C. Barpoulis	70%
Peter B. Saba	70%
Philip G. Sewell	70%
Robert Van Namen	70%

Performance Measures.  For NEOs, 55% of their annual incentive award is determined based on the achievement of corporate financial performance measures (referred to as “corporate quantitative goals”) and the remaining 45% is based on the achievement of individual performance measures (referred to as “key performance objectives”).

The corporate quantitative goals for 2010, and the weighting for each goal, are described in the table below:

Corporate Quantitative Goal	Weight	Rationale
Gross profit margin percentage.	25%	Gross profit margin percentage is an important measure of our operational profitability.
Cash flow from operations before American Centrifuge expense, interest and taxes (“Adjusted cash flow from operations”).	30%	Adjusted cash flow from operations is a non-GAAP measure of cash created by existing operations with the heaviest weighting due to the importance to us of cash and liquidity. American Centrifuge expense is excluded because it is variable and difficult to forecast given the demobilization of the American Centrifuge project. Interest and taxes are excluded because most members of management cannot influence these factors.
U.S. government contract services receivables (measure of the cash received from the resolution of outstanding incurred cost submissions and the approval of revised billing rates in the contract services segment).	10%	This is a measure of management’s efforts to resolve outstanding billing issues with DOE. At the beginning of 2010, USEC had $38 million of U.S. government contract unbilled receivables that had not been billed due to delays in DOE approving updates to our billing rates. In addition, USEC had finalized and submitted to DOE incurred cost submissions for contract work for periods from 2002 through 2008 that had not yet been audited and for which additional amounts were potentially billable. During 2010, $21.6 million of U.S. government contract unbilled receivables were collected.
Selling, general and administrative (SG&A) expense, not including other compensation and stock based compensation (“Adjusted SG&A expense”).	10%	Adjusted SG&A expense is a non-GAAP measure of controllable overhead expenses. Other compensation and stock based compensation are excluded because they can be influenced by stock price volatility and other subjective variables.
USEC total shareholder return, as measured by USEC’s total shareholder return compared to the S&P 500.	25%	This is a measure of return to shareholders in the form of stock price appreciation, with a heavy weighting due to the importance to shareholders.

Each corporate quantitative goal comprises threshold, target and maximum performance levels, which, if achieved, results in payments of 0%, 100% and 150% of that target financial performance measure component, respectively. Proportional payments are made for achievement between threshold, target and maximum performance levels. If the threshold corporate financial performance is not achieved, no amount is paid for that financial performance measure component. The 2010 target levels were set at or above the Company’s budget for 2010 and the maximum levels were set based on significant stretch goals, taking into account potential opportunities for management to effectuate positive impacts and were not designed to encourage or reward the taking of excessive or unnecessary risk. The table below describes the corporate quantitative goal target and achievement levels for 2010.

	Gross Profit	Adjusted Cash	U.S. Government
	Margin	Flow from	Contract Services	Adjusted SG&A	Total Shareholder
Level	Percentage (25%)	Operations (30%)	Receivables (10%)	Expense (10%)	Return (25%)

Maximum (150)%	8.0%	$110 million	$40 million	$40 million	75th percentile
Target (100)%	6.0%	$50 million	$30 million	$44 million	55th percentile
Threshold (0)%	4.0%	$0 million	$0 million	$50 million	25th percentile
Actual Performance	7.8% (145%)	$85 million (130%)	$21.6 million (72%)	$41.5 million (131%)	91st percentile (150%)

For 2011, the corporate quantitative goals for the annual incentive will no longer include total shareholder return because that measure will be used as a performance goal in the Company’s long-term incentive program.

For 2010, the Compensation Committee set specific individual key performance objectives for the CEO and adopted specific individual key performance objectives recommended by the CEO for our remaining NEOs (which flow down from the key performance objectives established for the CEO). The 2010 key performance objectives for the CEO and the other NEOs targeted the following five objectives, designed to achieve the Company’s strategic business plan. The weight of each of the key performance objectives varied by individual based on their areas of responsibility.

Key Performance Objective	Difficulty
Strengthen near-term performance of the business primarily through actions to control costs and increase revenues, without compromising safety and security.	Achievement of initiatives relating to improving gross margin and cash flow compared to budget, managing selling, general and administrative costs and electric power costs compared to budget, incorporating risk mitigation mechanisms in new customer contracts, and other efforts with respect to contracting involve substantial effort and initiative.
Maintain the future value for ACP by addressing DOE’s technical and financing concerns, preserving the manufacturing infrastructure, and retaining a sufficient supplier base to support timely remobilization. Demonstrate technology and commercial readiness of the ACP by operating AC100 machines in the Lead Cascade.	This includes achievement of objectives relating to American Centrifuge project Lead Cascade operations, continued development efforts to further improve reliability, efforts to reduce perceived project risk, and other steps to improve the project’s financial structure, in support of submission of a revised loan guarantee application to DOE. Achievement in these areas requires significant effort and initiative.
Ensure that we maintain sufficient liquidity to meet our needs and attract capital necessary to execute our long-term strategic objectives.	This includes achievement of objectives relating to our short-term and long-term capital needs in 2010, including efforts to renew our credit facility that was scheduled to expire in August 2010, efforts to obtain government funding for continuing development of the American Centrifuge technology, efforts to pursue strategic alternatives to enhance shareholder value, and efforts to obtain a DOE loan guarantee. Achievement of all of these objectives involves substantial effort and initiative.
Execute steps needed to transition production sources and government services activities.	This includes efforts with respect to transitioning our supply sources pending resolution of the status of the American Centrifuge project, efforts with respect to securing sales commitments to meet revenue and gross margin objectives and align pricing structure with major risk elements in our supply, and efforts to resolve outstanding labor and contract issues in our government services business. Due to the number of risks and uncertainties facing us, implementation of a smooth transition plan involves a great deal of strategic planning and substantial effort and initiative.
Develop a corporate communications plan that positions us and enhances our reputation with government, customers, and employees. Engage key contacts at critical government departments in a structured dialogue to determine a baseline assessment of the working relationship with USEC and the plan of action to improve the relationship and increase the likelihood of positive outcomes.	This includes evaluating strengths and weaknesses of current relationships and identifying steps for improvement, communicating our role in supporting policy objectives and leveraging third party relationships. These efforts require significant coordination, effort and initiative.

For individual NEOs (other than the CEO), their particular objectives were a more detailed subset of these objectives with a focus on their functional area. For example, Mr. Barpoulis’ specific objectives as CFO generally related to financial matters and financing for the ACP; Mr. Sewell’s specific objectives as Senior

Vice President, American Centrifuge and Russian HEU generally related to American Centrifuge and Russian highly enriched uranium (HEU) program management matters; Mr. Van Namen’s specific objectives as Senior Vice President, Uranium Enrichment generally related to uranium enrichment operations and marketing and sales matters; and Mr. Saba’s specific objectives as Senior Vice President, General Counsel and Secretary generally related to legal matters and matters related to financing for the ACP. There are no individual performance factors in addition to, and separate from, the factors listed in the tables above and each of the NEOs’ key performance objectives were designed to be difficult to achieve and to challenge the executive.

2010 Achievement Levels.  The Compensation Committee reviews and certifies the annual incentive achievement level and incentive payment for each NEO. The Compensation Committee may adjust performance-based criteria or awards in recognition of unusual or non-recurring events; however, in 2010, no adjustments were made. The achievement levels and incentive payment percentages approved by the Compensation Committee for the NEOs for 2010 are shown in the table below:

	Key Performance	Corporate	Annual Incentive
	Objective	Quantitative Goals	Award (as a
	Achievement Level	Achievement Level	percentage of
Name	(45%)	(55%)	target)

John K. Welch	125%	133%	129%
John C. Barpoulis	120%	133%	127%
Peter B. Saba	125%	133%	129%
Philip G. Sewell	120%	133%	127%
Robert Van Namen	120%	133%	127%

Long-Term Incentives

Our long-term incentives granted in 2010 consisted of restricted stock and stock options. Annualized target award levels for the NEOs under the long-term incentive program for 2010 were unchanged from 2009, and were comprised of the following (as more fully described below):

	2010 Annualized Target	2010 Percentage of Annualized Long-Term Incentive Value
	Long-Term Incentive Value	Restricted Stock	Stock Option
Position	(as a Multiple of Base Salary)	Awards	Awards

CEO	2.5X	70%	30%
Other NEOs	1.4X to 1.8X	57% to 67%	33% to 43%

Restricted Stock Awards.  NEOs receive an annual grant of restricted stock as a part of their long-term incentive. In light of the difficulty in setting appropriate long-term performance targets in early 2010, and given the Company’s business circumstances which made retention incentives appropriate, the Compensation Committee determined for 2010 to fold in the prior one-year performance-based restricted stock award into the annual grant of time-vested restricted stock. The value of the 2010 restricted stock grants was equal to a percentage of the NEO’s base salary as follows:

	2010 Target %	2011 Target %
Name	(of base salary)	(of base salary)

John K. Welch	175%	75%
John C. Barpoulis	120%	60%
Peter B. Saba	80%	50%
Philip G. Sewell	120%	60%
Robert Van Namen	120%	60%

Restricted stock granted in 2010 vests ratably over three years, subject to accelerated vesting under certain circumstances. In addition to serving as a retention-based component of the NEO’s market-based total direct compensation, restricted stock further aligns the interests of executives with shareholders through promoting significant share ownership by our NEOs.

As described below under “Revisions to the Long-Term Incentive Program for 2011,” for 2011, the Compensation Committee approved a separate performance-based cash incentive plan for 2011 and reverted to the pre-2010 value of time-vested restricted stock (as a percentage of base salary) for all NEOs, with a slight increase in target from 40% to 50% for Mr. Saba for 2011.

Stock Option Awards.  During 2010, NEOs also received an annual grant of non-qualified stock options. The value of the 2010 grant was equal to a percentage of the NEOs’ base salary as follows:

2010 Target %
Name	(of base salary)

John K. Welch	75%
John C. Barpoulis	60%
Peter B. Saba	40%
Philip G. Sewell	60%
Robert Van Namen	60%

Stock options are valued using the Black-Scholes methodology. Pursuant to our policy, stock option grants are made seven days after the release of our annual earnings and are awarded at the New York Stock Exchange’s closing price of our common stock on the date of grant. Stock option grants vest ratably over three years and expire five years after grant, subject to accelerated vesting under certain circumstances. Each NEO’s 2010 grant of stock options is detailed on the Grants of Plan-Based Awards in Fiscal Year 2010 table.

As described below under “Revisions to the Long-Term Incentive Program for 2011,” the Compensation Committee eliminated the grant of stock options as part of the long-term incentive program for 2011.

Revisions to the Long-Term Incentive Program for 2011

In February 2011, the Compensation Committee, in consultation with its compensation consultant, approved a revised long-term incentive program under the 2009 Equity Incentive Plan to better link pay to performance and to better motivate individuals to achieve our objectives. The new program: (1) replaced annual stock option grants to executives with performance-based restricted stock; and (2) reduced the amount of the existing annual grant of restricted stock to executives and shifted that value into a new three year performance-based cash incentive program (the “Strategic Incentive Plan”).

Performance-Based Restricted Stock.  Beginning in 2011, executives will receive a one-year performance-based award of restricted stock that, subject to being earned, vests over three years (the “Performance-Based Restricted Stock”). Target awards for the NEOs for 2011 are based on a percentage of the executive’s base salary as follows:

2011 Target %
Name	(of base salary)

John K. Welch	75%
John C. Barpoulis	60%
Peter B. Saba	50%
Philip G. Sewell	60%
Robert Van Namen	60%

The target number of shares of restricted stock was calculated based on the Company’s stock price on March 1, 2011 (seven days after the release of earnings for the year ended December 31, 2010, per our policy), and the shares will vest over three years from that date. Actual awards will be determined by performance during the period January 1, 2011 through December 31, 2011 against a pre-determined performance goal relating to the Company’s total shareholder return compared to the Russell 2000 total shareholder return (without dividends). Participants are eligible to receive from 25% (threshold) to 150% (maximum) of their target award based on performance, with performance below 25% (threshold) level resulting in no award.

Three-Year Strategic Incentive Plan.  Beginning in 2011, each of the NEOs and certain other executive officers participate in the Strategic Incentive Plan under the 2009 Equity Incentive Plan. It is designed to focus rewards on a limited number of highly important objective targets that if completed will significantly add to the long-term value of our business. The Strategic Incentive Plan is an objective, performance-based program which rewards participants for successful performance against financial and business strategy-based targets over a three-year period. A new overlapping three-year performance period will begin every year. The first performance period runs from January 1, 2011 through December 31, 2013. Under the Strategic Incentive Plan, the NEOs are awarded the right to earn cash. Cash was chosen to balance the compensation paid to executives in the forms of cash and equity and provide liquidity to executives who have already built up substantial Company equity ownership. Each NEO’s target award is based on a percentage of the executive’s base salary as follows: CEO: 100%; other NEOs: 60%. This amount is equal to the value of the grant of time-vested restricted stock it is replacing.

Actual payout of these awards will be determined by the performance of the Company during the period January 1, 2011 through December 31, 2013 against two pre-determined performance goals relating to the completion or attainment of objectively determinable targets with respect to the Company’s American Centrifuge project and other strategic business objectives. Awards will be granted following the completion of the performance period.

For the initial performance period January 1, 2011 through December 31, 2013, there is a supplementary phase-in of the target awards to take into account that no awards from prior performance periods will be paying out during the first two years of the new plan. Thus, the size of the target award for the initial performance period is three times the normal amount. For the initial performance period only, there will be two pre-determined interim performance goals as of the end of each of the first two years of the performance period that are based on interim progress steps in the achievement of the three-year goals. Participants may “bank” up to 25% of their target award during each of the first two years of the initial performance period based solely on performance against the interim performance goals. This “banked” award will become vested at the end of the three year initial performance period regardless of the performance against the three year performance goals. Failure to satisfy any of the interim performance goals will not reduce the target opportunity under the three-year performance goals.

Participants may receive between 80% (threshold) to 120% (maximum) of their target award based on performance, with performance below the threshold (80%) level resulting in no award. Interim “banked” performance awards count against, and are not payable in addition to, the overall award. If, prior to the payout of an award with respect to a performance period: (1) there is a change in control of the Company and a participant’s employment is terminated by the Company other than for cause (or is terminated by the participant for good reason) (e.g., “double trigger”), fully vested awards will be made at target regardless of performance; (2) a participant leaves the Company due to retirement or termination by the Company other than for cause, fully vested prorated awards will be paid in accordance with actual performance at the end of the performance period at the same time as other awards are paid to executives; and (3) a participant leaves the Company due to death or disability, fully vested prorated awards will be paid at target regardless of performance. Performance must be certified by the Compensation Committee prior to any award being paid (other than on death, disability or change in control).

INDIRECT COMPENSATION

Retirement Plans

We provide our executive officers with health, welfare and retirement programs comparable to those provided to employees and executives at other companies in similar industries. All employees of USEC Inc., including the NEOs, are eligible to participate in the USEC Savings Program (401(k) Plan). Employees of USEC Inc. hired before September 1, 2008 are eligible to participate in the Employees’ Retirement Plan of USEC Inc. Effective September 1, 2008, we closed the retirement plan to new participants. Employees hired on or after September 1, 2008 or who elect not to participate in the retirement plan receive an enhanced employer matching contribution under the USEC Savings Plan. All of the NEOs participate in the Employees’

Retirement Plan of USEC Inc. In addition, NEOs and other executives designated by the Company are entitled to participate in the USEC Inc. Executive Deferred Compensation Plan and (in the case of executives eligible to participate in the Employees’ Retirement Plan) the Pension Restoration Plan. Each of the NEOs also participates in a supplemental executive retirement plan. The benefit plan descriptions here and in the Pension Benefits in Fiscal Year 2010 table provide an explanation of the major features of these benefit plans.

Savings Plans.  NEOs have the opportunity to participate in two defined contribution savings plans: The USEC Savings Program and the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

The USEC Savings Program is a tax-qualified broad-based 401(k) employee savings plan. USEC Inc. employees, including the NEOs, are able to contribute the lesser of up to 50% of their annual base salary or dollar limits established annually by the Internal Revenue Service (“IRS”) ($16,500 in 2010 and 2011). The Company matches 100% of the first 3% of pay that is contributed to the USEC Savings Program and 50% of the next 2% of pay contributed. Employee contributions are fully vested upon contribution and Company match contributions vest 50% after two years of service and 100% after three years of service.

The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. Participants in the Deferred Compensation Plan may elect to defer up to a maximum of 90% and a minimum of 5% of base salary and a maximum of 100% and a minimum of 5% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matches participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. More information regarding the Deferred Compensation Plan can be found in the narrative accompanying the Nonqualified Deferred Compensation in Fiscal Year 2010 table.

Pension Plans.  NEOs (all of whom were hired prior to September 1, 2008 and are therefore eligible to participate in the Employees’ Retirement Plan) have the opportunity to participate in a qualified pension plan, a pension restoration plan and one of two supplemental executive retirement plans (each, a “SERP”).

The Employees’ Retirement Plan of USEC Inc. is a broad-based, tax-qualified defined benefit pension plan whose maximum benefits are limited by legislation, while the USEC Inc. Pension Restoration Plan is a non-qualified supplemental pension benefit that is designed to continue the accrual of pension benefits that exceed the legislated limits under the Employees’ Retirement Plan of USEC Inc. All officers, including the NEOs, who are eligible for the qualified pension plan and whose compensation exceeds the qualified plan limits, are automatically enrolled in the USEC Inc. Pension Restoration Plan. Information regarding the calculation of benefits under the Employees’ Retirement Plan of USEC Inc. and the USEC Inc. Pension Restoration Plan can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2010 table.

We also maintain two SERPs. The USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”) was approved by the Compensation Committee in 1999 and Mr. Sewell is the only active participant. No additional participants were added after 2001. The 1999 SERP provides Mr. Sewell with a benefit calculated in the form of a monthly annuity equal to 55% of his final average compensation, with offsets for benefits received under our retirement programs and any U.S. government retirement program to which the Company contributed, and Social Security benefits. More information regarding the calculation of benefits payable to Mr. Sewell under the 1999 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2010 table.

The other NEOs participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”). The 2006 SERP was designed to be less expensive than the 1999 SERP. As applicable to the CEO, the 2006 SERP incorporates the terms of a SERP agreed to with Mr. Welch in September 2005 in connection with setting his initial terms of employment. We agreed to provide Mr. Welch a benefit equal to 30% of final average pay with five years of service, increasing to 50% with ten or more years of service, with offsets for benefits received under our other retirement programs and Social Security benefits.

As applicable to participants other than the CEO, the 2006 SERP provides for a monthly supplemental retirement benefit equal to 2.5% of final average pay for each year of service, to a maximum benefit of 50% after 20 years of service, with offsets for benefits received under our other retirement programs and Social Security benefits. In determining to implement the 2006 SERP and determining the level of benefits to be provided, the Compensation Committee worked with its compensation consultant and reviewed tally sheets that showed the value of total compensation paid to executives. More information regarding the calculation of benefits under the 2006 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2010 table.

Participation in the 2006 SERP is contingent on the participant’s agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time following his termination of employment.

Severance Arrangements

Executive Severance Plan.  We believe that in the absence of employment agreements between the Company and its key employees, it is appropriate to have a reasonable severance policy in place in order to attenuate concerns about short-term continuity of income and allow executives to focus on the Company’s business. The USEC Inc. Executive Severance Plan (the “Executive Severance Plan”) was approved by the Board in 2008. Payment and benefit levels under the Executive Severance Plan were set in 2008 by the Compensation Committee, in consultation with its compensation consultant, at a level determined to be competitive and reasonable with respect to the intent of the program and consistent with an earlier executive severance policy, and are generally equal to one times annual base salary and annual incentive, as described in more detail in the narrative accompanying the Potential Payments Upon Termination or Change in Control table. We believe the Executive Severance Plan continues to be important in attracting and retaining executives and is competitive with our peers.

Change in Control Agreements.  We believe that change in control agreements are an important tool for executive retention and the retention of other key employees. We undertook a review of the Company’s strategic alternatives in 2010 and these agreements were important in retaining our executives. We have entered into change in control agreements with each of the NEOs. These agreements have an initial term of three years, which is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. We believe it is important to protect executives with change in control agreements from termination of those agreements on short notice. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. A change in control is generally defined as the acquisition by a person of 30% or more of the voting power of the Company, a change in the majority of the Company’s Board, the consummation of certain mergers or consolidations involving the Company, a sale or disposition of 40% or more of the Company’s assets, or a liquidation of the Company involving the sale of at least 40% of the Company’s assets.

Payment and benefit levels under the change in control agreements were set when these agreements were put into place and were based on an assessment by the Compensation Committee of what was competitive and reasonable with respect to the intent of the program. The Compensation Committee periodically reviews the payment and benefit level under these agreements and we continue to believe they are competitive and reasonable.

The change in control agreements provide each NEO with certain benefits if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”) the Company terminates his employment for any reason other than cause, or the executive terminates his employment for “good reason” (as defined in the agreement). We believe this “double trigger” is appropriate because the purpose of the change in control agreements is to provide enhanced severance protection and not to provide a windfall upon the change in control. These benefits are in lieu of any severance benefits the NEO would otherwise be eligible to receive under our Executive Severance Plan. In order to receive these benefits, the NEO must comply with the non-competition, non-solicitation, and confidentiality provisions of the change in control agreement during the term of the agreement and for a period thereafter.

Under the terms of each NEO’s change in control agreement, if during a protected period he is terminated other than for cause or terminates his employment for “good reason,” he would receive a cash payment of his unpaid base salary through the date of termination plus all other amounts to which he was entitled under any compensation or benefit plan of the Company. In addition, as a change in control payment, he would receive a cash lump sum payment equal to 2.5 times the sum of his final base salary and his final average bonus (generally the average of the three most recent annual incentive awards paid to the executive prior to the date of termination). In addition, under the terms of each agreement, we would provide him and his dependents with continuation of life, accident and health insurance benefits for 2.5 years following the occurrence of the change in control or, if sooner, until he is covered by comparable programs of a subsequent employer. In addition, the executive will receive 2.5 additional years of service for purposes of retirement plan benefits under the SERPs. If the executive receives payments, whether or not under his or her agreement that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, either his severance payments would be reduced so as not to trigger the excise tax or, if it would produce a larger net benefit, the executive will receive a cash payment equal to the amount of the excise tax, which would partially reimburse the executive for the amount of the tax. This excise tax gross-up has been in the Company’s form of agreement since the Company’s change in control arrangements were put in place in 1999 to mitigate the arbitrary tax results that can fall inequitably on some executives and not others. However, the Compensation Committee has determined that beginning in 2011, new or materially amended agreements will not provide for an excise tax gross-up.

For details of payments under the above arrangements, see the Potential Payments Upon Termination or Change in Control table.

Limited Perquisites

We maintain a limited number of perquisites for senior executive officers, including an annual financial counseling allowance of $7,500 ($15,000 for the CEO) and an annual executive physical valued at approximately $4,000. We also reimburse the CEO for annual dues for up to two business or social organizations or clubs. Perquisites do not represent a significant compensation element for any of the NEOs.

Recovery of Incentive Compensation

Our equity incentive plan includes a compensation recovery or “claw back” provision that requires repayment of all payments in settlement of any awards earned or accrued (including annual and long-term incentives) during the 12-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated as a result of misconduct. The claw back applies to a grantee who knowingly or through gross negligence engaged in or failed to prevent the misconduct or who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we intend to adopt a clawback policy in 2011 that implements any final rulemaking under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the amendment to our equity incentive plan that we are proposing to shareholders for approval at the annual meeting amends our equity incentive plan to implement this policy once adopted. See “Proposal 4. Approval of First Amendment to the USEC Inc. 2009 Equity Incentive Plan.”

Hedging Prohibition

As part of our insider trading policy, our directors, executives and other employees are prohibited from entering into short sales or engaging in hedging transactions involving our securities.

Stock Ownership Guidelines

Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their base salary. The Compensation Committee has established stock ownership guidelines which apply to all executive officers and certain other employees. The amount required to be retained varies depending on the executive’s position. These guidelines must generally be achieved within five years after the person becomes subject to the guidelines. The stock ownership guidelines that apply to each of the NEOs as well as their achievement as of December 31, 2010 are shown in the table below:

		Number of	Stock
	Stock Ownership Guideline	Years of	Ownership as
Name	(number of shares)	Service	of 12/31/10

John K. Welch	300,000	5	1,162,704
John C. Barpoulis	65,000	5	315,628
Peter B. Saba	65,000	2	184,901
Philip G. Sewell	65,000	9	294,036
Robert Van Namen	65,000	12	326,741

Tax and Accounting Treatments of Elements of Compensation

In its deliberations, the Compensation Committee considers the potential impact of IRC Section 162(m). IRC Section 162(m) currently disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year for the CEO and certain of our other NEOs, other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Annual incentive awards, performance-based restricted stock, the new performance-based long-term cash incentive, and stock options are intended to meet the performance-based compensation requirements, while base salary and time-vested restricted stock are not.

While we design certain components of executive compensation to preserve deductibility, we believe that shareholder interests are best served by not restricting our discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of IRC Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended to satisfy the requirements for deductibility under IRC Section 162(m) does in fact do so.

In addition, in structuring compensation arrangements, we intend to permit participants to avoid potential tax penalties under IRC Section 409A. We also take into account the impact of potential gross-up payments by the Company to cover federal excise taxes due under Section 4999 of the Internal Revenue Code.

We consider the accounting and dilution impact of equity awards made to executive officers. We account for our equity incentive grants under FASB Accounting Standards Codification Topic 718 and use the Black-Scholes option pricing formula for determining the fair value of our stock option grants.

Compensation Consultant Independence

In addition to the fees paid to Towers Watson in 2010 for consulting services related to executive or director compensation, Towers Watson also provided human resources consulting services to the Company in 2010, including services related to actuarial valuations for the Company’s pension and postretirement plans, retirement plan consulting and health and welfare plan consulting. The following table shows the fees that were paid to Towers Watson in 2010. All of the services described in the following fee table were approved or ratified by the Compensation Committee:

2010 Consulting Fees Related to Executive or Director Compensation	$189,071
All Other Fees	$1,106,151
Total	$1,295,222

The total fees paid to Towers Watson represented less than one-tenth of 1% of Towers Watson’s revenue for 2010. Towers Watson has in place policies and procedures to prevent conflicts of interest, including: (1) neither Towers Watson’s compensation consultant nor any member of his team participates in any of the other consulting services provided to us by Towers Watson and (2) Towers Watson’s compensation consultant is not compensated or rewarded in any way for the other consulting services provided to us. In addition, the Compensation Committee has adopted a policy under which the Compensation Committee must approve in advance all consulting services provided to us by Towers Watson or its affiliates. No member of the Towers Watson consulting team has any business or personal relationship with any member of the Compensation Committee and the lead consultant does not directly own any USEC stock. Accordingly, the Compensation Committee is satisfied that Towers Watson’s advice to the Compensation Committee is objective and independent.

Director Compensation

Director compensation is established by the Board upon the recommendation of the Compensation Committee. In recommending director compensation, the Compensation Committee consults with Towers Watson. Towers Watson utilizes compensation information from a peer group of companies with board members with comparable experience to the Company’s Board.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (Section 229.402(b)) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

H. William Habermeyer, Chairman
Joyce F. Brown
Joseph T. Doyle

Risk Assessment of the Compensation Programs

The Compensation Committee reviews the Company’s compensation policies and practices for all employees, including executive officers, and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also considers whether our compensation programs include certain design features which have been identified as having the potential to encourage excessive risk-taking when part of the plan design at other companies, such as: too much focus on short-term objectives, too much weight on one metric or objective, too many objectives or improper weighting of objectives, compensation mix overly weighted to cash, excessive use of stock options, and unreasonable award levels or goals. The Compensation Committee has noted several design features of the Company’s compensation programs for executives that reduce the likelihood of excessive risk-taking: the program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics, maximum payout levels awards are reasonable and market competitive, the Compensation Committee has downward discretion over incentive program awards, the Company’s equity incentive plan allows the Company to “claw back” payments to those engaged in misconduct related to a restatement of the Company’s financial results, and executives are subject to stock ownership guidelines. The Compensation Committee has determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for the years ended December 31, 2008, 2009 and 2010.

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total

John K. Welch	2010	$900,000	$1,575,000	$675,001	$1,164,600	$775,545	$84,510	$5,174,656
President and CEO	2009	$934,615	$2,125,767	$675,000	$544,500	$1,799,094	$60,953	$6,139,929
	2008	$900,000	$1,720,430	$675,001	$371,853	$1,298,226	$61,512	$5,027,022
John C. Barpoulis	2010	$440,654	$513,602	$256,800	$380,941	$193,221	$22,405	$1,807,623
Senior Vice President and	2009	$421,598	$507,355	$240,001	$197,120	$130,050	$20,321	$1,516,445
Chief Financial Officer	2008	$400,000	$405,646	$239,999	$239,182	$92,036	$9,200	$1,386,063
Peter B. Saba	2010	$384,615	$390,002	$156,000	$353,262	$57,313	$9,800	$1,350,992
Senior Vice President,	2009	$381,154	$395,304	$148,000	$185,833	$33,335	$9,800	$1,153,426
General Counsel and	2008	$250,385	$198,921	$39,007	$70,989	$44,328	$9,200	$612,830
Secretary
Philip G. Sewell	2010	$487,851	$563,998	$282,000	$418,324	$0	$0	$1,752,173
Senior Vice President,	2009	$505,928	$596,139	$282,000	$228,655	$67,889	$0	$1,680,611
American Centrifuge and	2008	$473,269	$476,635	$281,999	$282,677	$396,197	$0	$1,910,777
Russian HEU
Robert Van Namen	2010	$423,154	$513,602	$256,800	$380,941	$227,133	$17,882	$1,819,512
Senior Vice President,	2009	$425,769	$520,037	$246,001	$202,048	$189,922	$22,236	$1,606,013
Uranium Enrichment	2008	$410,000	$413,463	$246,000	$240,696	$214,180	$30,038	$1,554,377

(1)	The Company had 27 pay periods in 2009; however, annual salaries are calculated based on 26 pay periods. This additional pay period is included in the amounts in the Salary column for 2009. The amounts shown in the Salary column also include amounts paid in a year for unused accrued vacation time.

(2)	The amounts shown in the Stock Awards column represents the aggregate grant date fair value in the fiscal year related to stock awards earned by the NEOs, computed in accordance with FASB ASC Topic 718. The amounts shown in the Stock Awards column for a fiscal year include (a) awards made to the NEOs under the Company’s long-term incentive program during March of that year and (b) the restricted stock portion of any annual incentives earned by the NEOs for that year based on the Compensation Committee’s evaluation of each officer’s performance during the year, which awards are paid in March of the following year. For 2010, all annual incentive awards to the NEOs were paid 100% in cash and are included in the Non-Equity Incentive Plan Compensation column. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, and Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2009 and December 31, 2008.

(3)	The amounts shown in the Option Awards column represent the aggregate grant date fair value in the fiscal year related to option awards to the NEOs under the Company’s long-term incentive program, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, and Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2009 and December 31, 2008.

(4)	The amounts shown in the Non-Equity Incentive Plan Compensation column include the cash portion of the annual incentive awards made to each of the NEOs based on the Compensation Committee’s evaluation of each officer’s performance during the year. The amounts shown for a fiscal year include cash annual incentives earned for that year and paid in March of the following year. For 2010, all annual incentive awards were paid 100% in cash.

For 2009, all of the NEOs had met their stock ownership guidelines and elected to receive their 2009 annual incentive awards 100% in cash.

For 2008, all of the NEOs had met their stock ownership guidelines and were eligible to receive their entire 2008 annual incentive award in cash. NEOs are eligible to receive 20% incentive payments of restricted stock for taking amounts they are entitled to receive in cash in restricted stock in lieu of cash. Amounts shown represent only the portion of the annual incentive awards that was paid in cash as follows: Welch 0%, Barpoulis 50%, Saba 50%, Sewell 50%, Van Namen 50%. Mr. Welch took his entire annual incentive award of $871,190 in restricted stock and therefore received an incentive payment of $174,238 in restricted stock. Messrs. Barpoulis, Saba, Sewell and Van Namen took 50% of their annual incentive awards of $276,077, $129,000, $324,394 and $279,104, respectively, in restricted stock and therefore received incentive payments of $27,608, $12,900, $32,439 and $27,910, respectively, in restricted stock. Restricted stock granted to Messrs. Welch, Barpoulis, Saba, Sewell and Van Namen for 2008 annual incentive awards was granted in March 2009 and is shown in the Summary Compensation Table under Stock Awards for 2008. Amounts for 2008 also include cash payouts made in March 2009 under a three-year performance plan for the performance period March 1, 2006 through December 31, 2008 as follows: Mr. Welch, $371,853; Mr. Barpoulis, $101,144; Mr. Saba, $6,489; Mr. Sewell, $120,480; and Mr. Van Namen, $101,144.

(5)	The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation earnings column represent the change in the actuarial present value of the NEO’s accumulated benefits under the Employees’ Retirement Plan of USEC Inc., the USEC Inc. Pension Restoration Plan and the USEC Inc. 2006 Supplemental Executive Retirement Plan (or, in the case of Mr. Sewell, the 1999 Supplemental Executive Retirement Plan) at December 31, 2010, as compared to December 31, 2009; at December 31, 2009, as compared to December 31, 2008; and at December 31, 2008, as compared to December 31, 2007. The actuarial present value of Mr. Sewell’s accumulated benefits under these plans as of December 31, 2010 decreased by $337,954 as compared to December 31, 2009. None of our plans provide for above-market earnings on deferred compensation amounts, and as a result, the amounts reported here do not reflect any such earnings.

(6)	The amounts shown in the All Other Compensation column for 2010 for Mr. Welch, Mr. Barpoulis, Mr. Saba and Mr. Van Namen include Company matching contributions of $9,800 made under the USEC Savings Program. The amounts for Mr. Welch and Mr. Van Namen for 2010 also include Company matching contributions of $47,980 and $8,082, respectively, made under the USEC Inc. Executive Deferred Compensation Plan, as included in the Nonqualified Deferred Compensation in Fiscal Year 2010 table. For Mr. Welch and Mr. Barpoulis, the amount shown for 2010 also includes $26,730 and $12,605, respectively, for perquisites and other personal benefits received in 2010. Perquisites and other personal benefits for Mr. Welch for 2010 included: financial counseling, club membership dues, an annual physical, and spouse travel and related expenses. Perquisites and other personal benefits for Mr. Barpoulis for 2010 included financial counseling. No one perquisite for Mr. Welch or Mr. Barpoulis exceeded the greater of $25,000 or 10% of the total amount of these benefits for such executive.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information concerning each grant of an award to a NEO in the year ended December 31, 2010 under any plan.

							All		All
							Other		Other
							Stock		Option		Exercise	Grant Date
		Date of		Estimated Possible			Awards:		Awards:		or Base	Fair
		Compensation		Payouts Under			Number		Number of		Price	Value of
		Committee		Non-Equity Incentive			of Shares		Securities		Option	Stock and
	Grant	Action		Awards(1)			of Stock		Underlying		Awards	Option
Name	Date	(if different)		Threshold	Target	Maximum	or Units		Options		($/Sh)	Awards(2)

John K. Welch	2/10/10			$0	$900,000	$1,350,000
	3/08/10	2/10/10	(3)				304,054	(4)				$1,575,000
	3/08/10	2/10/10	(3)						240,214	(5)	$5.18	$675,001
John C. Barpoulis	2/10/10			$0	$299,600	$449,400
	3/08/10	2/10/10	(3)				99,151	(4)				$513,602
	3/08/10	2/10/10	(3)						91,388	(5)	$5.18	$256,800
Peter B. Saba	2/10/10			$0	$273,000	$409,500
	3/08/10	2/10/10	(3)				75,290	(4)				$390,002
	3/08/10	2/10/10	(3)						55,516	(5)	$5.18	$156,000
Philip G. Sewell	2/10/10			$0	$329,000	$493,500
	3/08/10	2/10/10	(3)				108,880	(4)				$563,998
	3/08/10	2/10/10	(3)						100,356	(5)	$5.18	$282,000
Robert Van Namen	2/10/10			$0	$299,600	$449,400
	3/08/10	2/10/10	(3)				99,151	(4)				$513,602
	3/08/10	2/10/10	(3)						91,388	(5)	$5.18	$256,800

(1)	Amounts shown are estimated possible cash payouts for 2010 annual incentives based on performance against 2010 corporate and individual performance goals at the threshold (0%), target (100%) and maximum (150%) levels. Actual payouts of 2010 annual incentives were approved by the Compensation Committee in February 2011 and were 127% to 129% of target for each of the NEOs. These payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The value of the stock awards is based on the fair value of such award on the grant date, computed in accordance with FASB ASC Topic 718.

(3)	These long-term incentive awards were granted by the Compensation Committee, effective as of a later date following the release of the Company’s audited financial results.

(4)	Includes shares of restricted stock granted to the NEOs in 2010 under the Company’s long-term incentive program. These shares will vest ratably over three years from the date of grant.

(5)	Includes non-qualified stock options granted to the NEOs in 2010 under the Company’s long-term incentive program. These options will vest ratably over three years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End December 31, 2010

The following table sets forth information regarding unexercised options, stock that has not vested, and outstanding equity incentive plan awards as of the year ended December 31, 2010 for each of the NEOs. Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options	Options		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested

John K. Welch	88,621			$12.09	3/28/11	592,450	(1)	$3,566,549
	87,068			$13.24	3/05/12
	201,794	100,897	(2)	$5.86	3/03/13
	124,309	248,619	(3)	$3.72	3/04/14
		240,214	(4)	$5.18	3/08/15
John C. Barpoulis						190,223	(5)	$1,145,142
	28,122			$12.09	3/28/11
	25,701			$13.24	3/05/12
	71,749	35,874	(2)	$5.86	3/03/13
	44,199	88,398	(3)	$3.72	3/04/14
		91,388	(4)	$5.18	3/08/15
Peter B. Saba	11,661	5,831	(6)	$5.23	5/06/13	141,929	(7)	$854,413
	27,256	54,512	(3)	$3.72	3/04/14
		55,516	(4)	$5.18	3/08/15
Philip G. Sewell	59,300			$8.50	7/31/11	42,931	(8)	$258,445
	48,142			$7.02	8/07/12
	50,000			$7.00	8/06/13
	33,499			$12.09	3/28/11
	31,208			$13.24	3/05/12
	84,305	42,152	(2)	$5.86	3/03/13
	51,934	103,867	(3)	$3.72	3/04/14
		100,356	(4)	$5.18	3/08/15
Robert Van Namen	36,000			$8.50	7/31/11	192,500	(9)	$1,158,850
	18,000			$7.00	8/06/13
	28,122			$12.09	3/28/11
	27,243			$13.24	3/05/12
	73,543	36,771	(2)	$5.86	3/03/13
	45,304	90,608	(3)	$3.72	3/04/14
		91,388	(4)	$5.18	3/08/15

(1)	Shares of restricted stock vest as follows: 38,396 shares with a vesting date of March 3, 2011; 125,000 shares with a vesting date of March 4, 2011; 101,351 shares with a vesting date of March 8, 2011; 101,351 shares with a vesting date of March 8, 2012; 125,000 shares with a vesting date of March 4, 2012; and 101,352 shares with a vesting date of March 8, 2013.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 3, 2009, March 3, 2010, and March 3, 2011.

(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 4, 2010, March 4, 2011, and March 4, 2012.

(4)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 8, 2011, March 8, 2012, and March 8, 2013.

(5)	Shares of restricted stock vest as follows: 13,652 shares with a vesting date of March 3, 2011; 38,709 shares with a vesting date of March 4, 2011; 33,050 shares with a vesting date of March 8, 2011; 38,710 shares with a vesting date of March 4, 2012; 33,050 shares with a vesting date of March 8, 2012; and 33,051 shares with a vesting date of March 8, 2013.

(6)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2009, May 6, 2010, and May 6, 2011.

(7)	Shares of restricted stock vest as follows: 29,176 shares with a vesting date of March 4, 2011; 8,287 shares with a vesting date of May 6, 2011; 25,096 shares with a vesting date of March 8, 2011; 29,176 shares with a vesting date of March 4, 2012; 25,097 shares with a vesting date of March 8, 2012; and 25,097 shares with a vesting date of March 8, 2013

(8)	Shares of restricted stock vest as follows: 10,435 shares with a vesting date of March 3, 2011; 16,248 shares with a vesting date of March 4, 2011; and 16,248 shares with a vesting date of March 4, 2012.

(9)	Shares of restricted stock vest as follows: 13,994 shares with a vesting date of March 3, 2011; 39,677 shares with a vesting date of March 4, 2011; 33,050 shares with a vesting date of March 8, 2011; 39,678 shares with a vesting date of March 4, 2012; 33,050 shares with a vesting date of March 8, 2012; and 33,051 shares with a vesting date of March 8, 2013.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth information regarding each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2010 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)

John K. Welch	—	—	454,873	$2,378,164
John C. Barpoulis	—	—	99,973	$522,337
Peter B. Saba	—	—	55,983	$285,435
Philip G. Sewell	—	—	232,285	$1,206,623
Robert Van Namen	—	—	101,955	$532,677

(1)	Amounts reflect the closing market price of the stock on the day the stock vested.

Pension Benefits in Fiscal Year 2010

We maintain the Employees’ Retirement Plan of USEC Inc., a tax-qualified defined benefit plan that provides retirement benefits to eligible employees. Section 415 and Section 401(a)(17) of the Internal Revenue Code generally place a limit on the amount of annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. We also maintain the USEC Inc. Pension Restoration Plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limits. We also maintain two supplemental executive retirement plans (each, a “SERP”) in order to provide additional retirement benefits to executives to be competitive with the market. Mr. Welch, Mr. Barpoulis, Mr. Saba and Mr. Van Namen participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) and Mr. Sewell is the sole active participant in the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”). The USEC Inc. Pension Restoration Plan and the SERPs are unfunded and are subject to forfeiture in the event of insolvency.

The following table shows the present value of benefits that the NEOs are entitled to under the Employees’ Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), and the applicable SERP. Mr. Saba was not vested in the Retirement Plan, the Pension Restoration Plan or the 2006 SERP as of December 31, 2010. However, he would be entitled to a minimum benefit under the 2006 SERP in the case of a change in control or death or disability as shown in the Potential Payments Upon Termination or Change in Control table.

			Present Value of
		Number of Years of	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit(1)	Last Fiscal Year

John K. Welch	Retirement Plan	5 yrs., 2 mos.	$166,818	$0
	Pension Restoration Plan	5 yrs., 2 mos.	$895,452	$0
	2006 SERP	5 yrs., 2 mos.	$4,167,176	$0

	Total		$5,229,446	$0
John C. Barpoulis	Retirement Plan	5 yrs., 9 mos.	$97,205	$0
	Pension Restoration Plan	5 yrs., 9 mos.	$236,529	$0
	2006 SERP	5 yrs., 9 mos.	$155,453	$0

	Total		$489,187	$0
Peter B. Saba	Retirement Plan	2 yrs., 8 mos.	$68,848	$0
	Pension Restoration Plan	2 yrs., 8 mos.	$66,128	$0
	2006 SERP	2 yrs., 8 mos.	$0	$0

	Total		$134,976	$0
Philip G. Sewell	Retirement Plan	9 yrs., 8 mos.	$354,495	$0
	Pension Restoration Plan	9 yrs., 8 mos.	$1,010,625	$0
	1999 SERP	9 yrs., 8 mos.	$3,237,739	$0

	Total		$4,602,859	$0
Robert Van Namen	Retirement Plan	12 yrs.	$241,997	$0
	Pension Restoration Plan	12 yrs.	$599,464	$0
	2006 SERP	12 yrs.	$359,595	$0

	Total		$1,201,056	$0

(1)	In determining the present value of each participant’s pension benefit, a 5.77% discount rate is assumed. An assumed interest rate of 5.90% is used in converting Pension Restoration Plan, 2006 SERP and 1999 SERP annuities into lump sums. The lump sum interest rate is determined at the time of benefit commencement and reflects the un-annualized Moody’s Aa index bond yield plus 75 basis points. For purposes of this table, the calculation assumes retirement at the earliest age at which unreduced benefits could be paid, including projected future service for eligibility purposes only.

The Retirement Plan and Pension Restoration Plan benefits shown in the table above are net present values. All NEOs have elected a lump sum form of payment under the Pension Restoration Plan for benefits earned and vested after 2004. Pension Restoration Plan benefits earned prior to 2005 are payable as an annuity. As of December 31, 2010, benefits under the Retirement Plan are not payable as a lump sum (except that under the terms of the plan, Mr. Van Namen is eligible to receive a lump sum for any benefit accrued prior to 2001). The normal form of payment under the Retirement Plan is a single life annuity or a 50% joint and survivor annuity. Retirement benefits are calculated under the following three formulas, with the formula that gives the participant the largest benefit used for the final calculation:

•	Regular Formula: The monthly benefit under the “Regular Formula” is calculated as 1.2% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service plus $110. There are no offsets to this benefit.

•	Alternate Formula: The monthly benefit under the “Alternate Formula” is calculated as 1.5% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service minus 1.5% times actual or projected monthly primary Social Security benefit times years and months of credited service up to 33 1/3 years (up to a maximum of 50% of the actual or projected monthly Social Security benefit).

•	Minimum Formula: The monthly benefit under the “Minimum Formula” is calculated as $5 multiplied by the first ten years and months of credited service, plus $7 multiplied by the next ten years and months of credited service, plus $9 times the years and months of credited service in excess of 20 years, plus 10% (less 1% per year of credited service less than 8) of the final average monthly compensation as calculated under the Regular Formula plus $110. There are no offsets to this benefit.

An employee’s final average monthly compensation (high 3 years out of the last 10 or, if greater final 36 months) includes base salary plus annual incentive compensation and does not include the value of any award under the Company’s long-term incentive program. Pension plan benefits are determined, in part, using the employee’s actual age and credited service. The normal retirement age under the Retirement Plan and Pension Restoration Plan is 65. An employee is eligible for early retirement without any reduction in benefits (1) if the employee has completed at least 10 years of service and has attained the age of 62; or (2) if the sum of the employee’s age and years of service equals 85 or greater. In addition, an employee is eligible for early retirement after completing 10 years of credited service and attaining the age of 50, with benefits reduced based on employee age and credited service, per the plan’s reduction factor schedule. As of December 31, 2010, Mr. Sewell was eligible for early unreduced retirement. He was the only NEO eligible for normal or early retirement under the Retirement Plan and Pension Restoration Plan. As a practice, the Company generally does not provide additional years of age or service (except under the change in control agreements, which grant additional service) and no NEO has been credited with additional years of age or service for purposes of computing a retirement benefit, under the Retirement Plan or the Pension Restoration Plan.

The 1999 SERP provides Mr. Sewell with an annual benefit in the form of a monthly annuity equal to 55% of final average compensation, with offsets for (1) any benefits received under the Company’s other retirement programs and any U.S. federal governmental retirement program to which the Company has contributed on the participant’s behalf; and (2) Social Security benefits should the participant be eligible for such benefit. Mr. Sewell elected to receive a lump sum that is the actuarial equivalent of the above-described annuity for benefits earned and vested after 2004. Final average compensation for this purpose includes base salary and annual incentive compensation earned for the three years preceding the participant’s date of termination, divided by three. As of December 31, 2010, Mr. Sewell was eligible for normal retirement under the 1999 SERP.

Participants in the 2006 SERP will generally accrue a monthly supplemental retirement benefit equal to 2.5% of their final average compensation for each year of service, to a maximum benefit equal to 50% of the final average compensation after 20 years of service. Mr. Welch’s 2006 SERP benefit is equal to 30% of his final average compensation based on his 5 years, 2 months of service as of December 31, 2010. With seven years of service, this benefit increases to 40% of final average compensation and with ten or more years of service increases to 50% of final average compensation. Final average compensation under the 2006 SERP includes salary and annual incentive compensation paid (or vested, in the case of restricted stock) for the three years preceding the participant’s date of termination. The normal retirement age under the 2006 SERP is 62. Benefits are reduced by 6% (3% for Mr. Welch) for each year the executive commences payment of benefits prior to age 62. Monthly benefits payable under the 2006 SERP to a participant are offset by the amount the participant is eligible to receive under the Company’s other retirement plans and Social Security. Participants are generally vested in their benefits under the 2006 SERP after five years of service, although vesting will be accelerated in the event of the participant’s death or termination of employment as a result of disability or in the event of a change in control of the Company. A minimum monthly supplemental retirement benefit equal to 10% of final average compensation applies where vesting is so accelerated.

Benefits under the 2006 SERP are generally payable to a participant in the form of a lump sum (or an annuity at the election of the participant within the first 30 days of participation) when the participant terminates, but no earlier than age 55 (age 60 for Mr. Welch), except in the case of disability or death. All NEOs participating in the 2006 SERP have elected a lump sum. Where a participant is terminated for cause (as defined in the 2006 SERP) or where a participant violates certain restrictive covenants, the participant’s benefits will be forfeited whether or not then vested and subject to repayment to the Company to the extent already paid to the participant.

Nonqualified Deferred Compensation in Fiscal Year 2010

NEOs have the opportunity to participate in the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the Deferred Compensation Plan is not limited to the Company’s officers but also includes a select group of management and highly compensated employees. Mr. Welch and Mr. Van Namen participated in the Deferred Compensation Plan in 2010. Participants in the Deferred Compensation Plan may elect to defer up to a maximum of 90% and a minimum of 5% of base salary and a maximum of 100% and a minimum of 5% of cash bonus amounts received through the Company’s incentive compensation programs. The Company matches participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. A participant may receive a distribution from the Deferred Compensation Plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution on a specified date, change in control or an unforeseeable emergency all as defined in the plan. Distributions from the Deferred Compensation Plan will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the participant and provided for in the plan. Deferred Compensation Plan accounts are deemed to be invested in a number of mutual funds made available for designation by the participant.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)

John K. Welch	$144,450	$47,980	$60,962	—	$635,384
John C. Barpoulis	—	—	—	—	—
Peter B. Saba	—	—	—	—	—
Philip G. Sewell	—	—	—	—	—
Robert Van Namen	$10,102	$8,082	$34,677	—	$277,638

(1)	Amount represents executive’s contributions to the Deferred Compensation Plan. These amounts are also included in the Summary Compensation Table in the Salary column.

(2)	Amount represents the Company’s contributions to the Deferred Compensation Plan. These amounts are also included in the Summary Compensation Table in the All Other Compensation column.

(3)	Amount represents earnings on the Deferred Compensation Plan during 2010.

(4)	Amount represents the aggregate balance for the NEOs as of December 31, 2010 under the Deferred Compensation Plan. Includes the executive’s contributions to the Deferred Compensation Plan and a predecessor plan previously reported as compensation to the NEOs in the Summary Compensation Table in the Salary column in previous years, including as follows: Mr. Welch $93,462 in 2009 and $90,000 in 2008; and Mr. Van Namen $28,266 in 2009 and $37,547 in 2008. Amount includes the Company’s contributions to the Deferred Compensation Plan and a predecessor plan previously reported as compensation in the Summary Compensation Table in the All Other Compensation column in previous years, including as follows: Mr. Welch $27,208 in 2009 and $26,800 in 2008; and Mr. Van Namen $12,436 in 2009 and $20,838 in 2008.

Potential Payments Upon Termination or Change in Control

The table below shows potential payments to our NEOs under existing agreements, plans or arrangements for various scenarios involving a termination of employment or a change in control of the Company. The table assumes a December 31, 2010 change in control and termination date and is based on the NEOs’ compensation and service levels as of that date. Where applicable, the table uses the closing price of our common stock of $6.02 as reported on the New York Stock Exchange as of December 31, 2010. The benefits in the table below are in addition to certain benefits available generally to salaried employees, such as accrued salary and vacation pay and distributions of plan balances under the USEC Savings Program.

Due to the number of factors that affect the nature and amounts of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Payments Made Upon Termination

Under the USEC Inc. Executive Severance Plan, if an executive officer is terminated by the Company without cause, he is eligible to receive the following:

•	his current base salary and a prorated share of his current annual incentive (payable at the end of the performance period based on actual performance) up to the date of termination;

•	a lump sum cash severance equal to one year’s base salary at his current rate and an amount equal to his final average bonus (generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination); and

•	continuation of medical and dental coverage as well as life insurance paid for by the Company for one year after termination (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services.

Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees for a period of one year following his termination of employment. No severance is paid to an employee who is terminated for cause or who resigns voluntarily.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with each of the NEOs. The change in control agreements provide each NEO with the following benefits (in lieu of any severance benefits under the Executive Severance Plan described above) if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the

“protected period”), the Company terminates the executive’s employment without cause or the executive terminates his employment for “good reason” (as defined in the agreement):

•	a cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans;

•	a cash lump sum payment equal to 2.5 times the sum of the executive’s final annual base salary and his final average bonus. The executive’s final average bonus is generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination;

•	continuation of life, accident and health insurance benefits for 2.5 years following the change in control, or, if sooner, until he is covered by comparable programs of a subsequent employer;

•	two and one-half additional years of service for purposes of vesting, eligibility and benefit accrual under the Company’s SERPs; and

•	if the executive receives payments that would subject him to any federal excise tax due under Section 4999 of the Internal Revenue Code, either his severance payments would be reduced so as not to trigger the excise tax or, if it would produce a larger net benefit, he would receive a cash payment equal to the amount of such excise tax. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20%.

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and for a period thereafter. For purposes of the 280G calculation we have not assumed that any amounts will be discounted as attributable to reasonable compensation or that any value will be attributed to executive’s being bound by the agreements regarding non-competition, non-solicitation and confidentiality contained in their change in control agreements, because these amounts are too subject to the facts and circumstances in place at the time of payment to be capable of valuation.

Equity Awards

Awards granted prior to April 30, 2009 are governed by the USEC Inc. 1999 Equity Incentive Plan (the “1999 Plan”) and awards granted on or after April 30, 2009 are governed by the USEC Inc. 2009 Equity Incentive Plan (the “2009 Plan”). If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement (normal retirement or unreduced early retirement), or upon a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 1999 Plan will become vested. If an executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability or retirement, or is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s shares of restricted stock and unvested stock options granted under the 2009 Plan will become vested. In addition, if an executive becomes eligible for retirement, all of the executive’s shares of restricted stock granted under the 2009 Plan will become vested.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates employment (other than by retirement), all of the executive’s restricted stock and unvested stock options will be cancelled and forfeited.

The table below includes the intrinsic value (that is, the value based on the closing price of the Company’s stock of $6.02 as reported on the New York Stock Exchange as of December 31, 2010 and, in the case of options, less the exercise price) of stock options and restricted stock that would become exercisable or vested if the NEO terminated employment as of December 31, 2010.

Retirement Benefits

The Pension Benefits in Fiscal Year 2010 table describes the general terms of each retirement plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit. The table below includes the present value of benefits under the Employees Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”), and the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) that would have become payable if the NEO had terminated employment as of December 31, 2010.

Potential Payments Upon Termination or Change in Control

					Involuntary
					or Good
					Reason
Executive Benefits			Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	Termination	Termination	in Control)		Disability

John K. Welch
Severance Payments(2)	$0	N/A	$1,734,126	$0	$4,335,315		$0
Stock Options	$0	N/A	$789,747	$0	$789,747		$789,747
Restricted Stock	$0	N/A	$3,566,549	$0	$3,566,549		$3,566,549
Retirement Plan(3)	$151,711	N/A	$151,711	$151,711	$151,711		$71,745
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$5,226,482	N/A	$5,226,482	$0	$7,088,044	(8)	$5,226,482
280G Tax Gross-up	$0	N/A	$0	$0	$1,654,202		$0
Continuing Benefits(5)	$0	N/A	$40,172	$0	$100,430		$0

Total	$5,378,193		$11,508,787	$151,711	$17,685,998		$9,654,523

John C. Barpoulis
Severance Payments(2)	$0	N/A	$693,574	$0	$1,733,936		$0
Stock Options	$0	N/A	$285,821	$0	$285,821		$285,821
Restricted Stock	$0	N/A	$341,111	$0	$341,111		$341,111
Retirement Plan(3)	$44,159	N/A	$44,159	$44,159	$44,159		$20,494
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$406,872	N/A	$406,872	$0	$645,472	(8)	$502,268
280G Tax Gross-up	$0	N/A	$0	$0	$502,287		$0
Continuing Benefits(5)	$0	N/A	$31,840	$0	$79,601		$0

Total	$451,031		$1,803,377	$44,159	$3,632,387		$1,149,694

Peter B. Saba
Severance Payments(2)	$0	N/A	$575,833	$0	$1,439,583		$0
Stock Options	$0	N/A	$176,618	$0	$176,618		$176,618
Restricted Stock	$0	N/A	$854,413	$0	$854,413		$854,413
Retirement Plan(3)	$0	N/A	$0	$0	$0		$0
Pension Restoration Plan(3)	$0	N/A	$0	$0	$0		$0
2006 SERP(4)	$0	N/A	$0	$0	$420,496	(8)	$412,648
280G Tax Gross-up	$0	N/A	$0	$0	$469,248		$0
Continuing Benefits(5)	$0	N/A	$6,816	$0	$17,039		$0

Total	$0		$1,613,680	$0	$3,377,397		$1,443,679

Philip G. Sewell
Severance Payments(2)	$0	$0	$782,399	$0	$1,955,997		$0
Stock Options	$329,937	$329,937	$329,937	$329,937	$329,937		$329,937
Restricted Stock	$0	$0	$0	$0	$0		$0
Retirement Plan(3)	$354,495	$354,495	$354,495	$354,495	$354,495		$184,222	(7)
Pension Restoration Plan(3)	$1,010,625	$1,010,625	$1,010,625	$1,010,625	$1,010,625		$932,822	(7)
1999 SERP(6)	$3,237,739	$3,237,739	$3,237,739	$0	$3,237,739	(8)	$1,682,569
280G Tax Gross-up	$0	$0	$0	$0	$0		$0
Continuing Benefits(5)	$0	$0	$23,654	$0	$59,135		$0

Total	$4,932,796	$4,932,796	$5,738,849	$1,695,057	$6,947,928		$3,129,550

					Involuntary
					or Good
					Reason
Executive Benefits			Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	Termination	Termination	in Control)		Disability

Robert Van Namen
Severance Payments(2)	$0	N/A	$702,034	$0	$1,458,302		$0
Stock Options	$0	N/A	$291,048	$0	$291,048		$291,048
Restricted Stock	$0	N/A	$1,158,850	$0	$1,158,850		$1,158,850
Retirement Plan(3)	$131,563	N/A	$236,712	$131,563	$131,563		$146,656	(7)
Pension Restoration Plan(3)	$55,767	N/A	$99,086	$55,767	$55,767		$62,265	(7)
2006 SERP(4)	$918,556	N/A	$842,728	$0	$1,179,744	(8)	$901,929
280G Tax Gross-up	$0	N/A	$0	$0	$0		$0
Continuing Benefits(5)	$0	N/A	$33,846	$0	$84,614		$0

Total	$1,105,886		$3,364,304	$187,330	$4,359,888		$2,560,748

(1)	As of December 31, 2010, Mr. Sewell is eligible for normal retirement in the 1999 SERP and early retirement in the Retirement Plan and the Pension Restoration Plan. Because of his years of services, Mr. Sewell would have been eligible to commence an immediate unreduced retirement benefit if he had retired as of December 31, 2010. No other NEO is eligible for an early or normal retirement under any of the Company’s retirement programs as of December 31, 2010.

(2)	In calculating the Severance Payment, the final average bonuses for the NEOs do not include each executive’s 2010 annual incentive bonus because annual incentive bonuses for 2010 had not been determined or paid as of December 31, 2010. The final average bonuses for the NEOs were based on the average of any bonuses paid for 2009, 2008 and 2007. In the case of Mr. Saba, his bonuses for periods prior to 2009 were not included in the calculation because he experienced a change in position that altered his bonus opportunity.

(3)	Only Mr. Sewell and Mr. Van Namen are vested under the Retirement Plan and the Pension Restoration Plan as of December 31, 2010. Mr. Sewell (age 64 as of December 31, 2010) is eligible for early retirement and would commence an immediate unreduced benefit upon termination. Mr. Van Namen (age 49 as of December 31, 2010) is not yet eligible for retirement but is eligible for immediate commencement of benefits accrued prior to 2001, payable as a lump sum. Mr. Van Namen will be eligible to commence a reduced pension for benefits accrued after 2000 at age 50. Amounts shown are the actuarial present value of annuity payments and lump sums, as applicable. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. In the case of disability, each of the executives would continue to accrue service during periods of disability rather than commence a retirement benefit.

(4)	Mr. Welch, Mr. Barpoulis and Mr. Van Namen are the only NEOs vested under the 2006 SERP. Accrued SERP benefits are forfeited upon a termination for cause. Mr. Welch is eligible for immediate lump sum benefits. Mr. Barpoulis and Mr. Van Namen are ineligible to commence payment so their amounts represent the present value of an age 55 lump sum payment. Lump sum death benefits are payable immediately. The 2006 SERP provides for a minimum benefit objective of 10% of final average pay (20% in the case of Mr. Welch) in the case of a change in control or death or disability. Amounts for all executives represent the present value of accrued benefits payable in lump sum form. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(5)	Includes (a) the cost of continuation of medical, dental and life insurance benefits for a period of one year following termination of employment in the case of an involuntary not for cause termination; and (b) the cost of continuation of medical, dental, life insurance and disability benefits for a period of 2.5 years following termination of employment in the case of a change in control. Amounts vary by executive based on their specific benefit elections.

(6)	Mr. Sewell is the only NEO with benefits under the 1999 SERP. Mr. Sewell is eligible to commence an immediate, unreduced benefit upon termination. Benefits accrued prior to 2005 are payable in the form of an annuity and post-2004 benefits are payable as the lump sum equivalent of such annuity. Accrued 1999 SERP benefits are forfeited upon a termination for cause. The amount shown is the actuarial present value of life annuity and lump sum payments. Death benefits are 50% of Mr. Sewell’s pre-2005 accrued benefit and 100% of his post-2004 accrued benefit, with survivor benefits payable as an annuity. The present value of accumulated benefits is calculated using the assumptions under FASB ASC Topic 715-30 as shown in Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(7)	In the case of death, Mr. Welch’s, Mr. Barpoulis’, Mr. Sewell’s and Mr. Van Namen’s beneficiaries would be entitled to survivor annuity benefits under the Retirement Plan and the Pension Restoration Plan and would be eligible to commence survivor benefits immediately. Mr. Welch’s and Mr. Barpoulis’ survivor’s benefit is the 50% survivor portion of a joint and survivor annuity and is reduced for early commencement. Mr. Sewell’s survivor benefit is 50% of the amount Mr. Sewell would receive in the form of a single life annuity. Mr. Van Namen’s survivor’s benefit is 50% of the amount Mr. Van Namen would receive in the form of a single life annuity and is reduced for early commencement, subject to a minimum survivor benefit of 25%. Benefits accrued and vested after December 31, 2004 in the Pension Restoration Plan are payable as a lump sum. In the case of disability, each of the executives would continue to accrue service during periods of disability rather than commence a retirement benefit.

(8)	Change in control agreements provide for an additional 2.5 years of service for vesting, eligibility and benefit accrual for the executive’s retirement benefits. This is provided through the executive’s SERP benefit and accordingly, amount reflects gross benefit with 2.5 year service enhancement, less vested accrued benefits under the Retirement Plan and the Pension Restoration Plan.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued under the USEC Inc. 2009 Equity Incentive Plan and USEC Inc. 2009 Employee Stock Purchase Plan as of December 31, 2010.

Number of
	Number of		Securities
	Securities		Remaining
	to be Issued Upon	Weighted-Average	Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans

Equity compensation plans approved by security holders	3,552,378	$6.20	2,686,786	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,552,378		2,686,786

(1)	Includes approximately 1,745,576 shares with respect to which awards are available for issuance under the USEC Inc. 2009 Equity Incentive Plan (net of awards which terminate or are cancelled without being exercised or that are settled for cash) and approximately 941,210 shares (rounded) available for issuance under the USEC Inc. 2009 Employee Stock Purchase Plan.

PROPOSAL 2.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to enable us to attract and retain highly talented individuals. Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are described in the Compensation Discussion and Analysis and include:

•	Strong oversight by our Compensation Committee of all elements of executive compensation;

•	Base salary represents less than 30% of each NEO’s total direct compensation opportunity (22% for the CEO), with the remainder of compensation being variable or “at risk;”

•	The Compensation Committee’s use of an independent compensation consultant;

•	Based on a comprehensive pay-for-performance analysis conducted by the compensation consultant during 2010, realizable pay was aligned with Company three-year performance and the Company’s Peer Group;

•	Significant stock ownership guidelines that are exceeded by each of our NEOs and directors;

•	A “no hedging” policy in our insider trading policy that prohibits employees and directors from hedging the economic interest in the USEC shares they hold;

•	Our equity incentive plan includes a compensation recovery or “claw back” provision that applies to all equity plan participants;

•	Provide only very limited perquisites — those provided relate to areas that we believe benefit the Company, including financial planning and executive physicals;

•	No employment agreements with NEOs; severance is limited to one times base salary and annual bonus;

•	Change in control agreements are limited to one to two and a half times base salary and annual bonus and are “double-trigger” requiring a separation from service to receive benefits;

•	Existing change in control agreements contain a limited excise tax gross-up that has been in the Company’s form of agreement since the Company’s change in control arrangements were put in place in 1999; however, the Compensation Committee has determined that beginning in 2011, new or materially amended agreements will not provide for any excise tax gross-up; and

•	A strong risk management program with specific responsibilities assigned to the Board and the Board’s committees, and consideration of avoiding excessive risk in compensation decisions.

In addition, as noted in the Compensation Discussion and Analysis, for 2011, the Compensation Committee made the following changes to our executive compensation programs, which further enforced our pay-for-performance philosophy:

•	Replaced the annual stock option grant to executives under our long-term incentive program with performance-based restricted stock;

•	Added a relative total shareholder return measure to our long-term incentive awards to further align the compensation of our executives with our performance relative to companies we compete with for executive talent; and

•	Replaced a portion of the time-vested grant of restricted stock with a new three year performance-based cash incentive program to further link pay with performance.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary to address those concerns.

The Board recommends voting FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3.  ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate on an advisory basis how frequently we should seek an advisory vote on the compensation of our NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included in this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years.

After careful consideration of this Proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate for USEC, and therefore, our board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that a three-year cycle will provide shareholders with sufficient time to evaluate the effectiveness of our executive compensation programs, including the effectiveness of the changes made for 2011 to our long-term incentive program and any other changes we may implement. We believe that a three-year cycle provides the Compensation Committee and the Board with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to our executive compensation program. We further believe that the long-term nature of our business appropriately necessitates a longer review cycle such as three years in order to appropriately review and understand USEC’s achievements as a business. We understand that our shareholders may have different views as to what is the best approach for USEC, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures).”

The option of one year, two years, or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or USEC in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board recommends voting FOR the option of once every three years as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4.  APPROVAL OF FIRST AMENDMENT TO THE USEC INC. 2009 EQUITY INCENTIVE PLAN

The Company maintains the USEC Inc. 2009 Equity Incentive Plan (the “Plan”) to advance the long-term interests of the Company and its shareholders by providing incentives to attract, retain and reward individuals and by promoting the growth and profitability of the Company and its affiliates. The Plan also includes the ability to grant awards to our non-employee directors.

The Plan was originally approved by the Board on February 25, 2009, subject to approval by the shareholders of the Company. The shareholders approved the Plan at the Company’s annual meeting on April 30, 2009.

The Plan was originally established with 4,500,000 shares available for awards to be granted under the Plan (plus any shares underlying grants under the predecessor USEC Inc. 1999 Equity Incentive Plan that are forfeited, canceled, terminated, or are settled in cash without the delivery of shares on or after April 30, 2009). This number of shares was intended to cover awards granted over the first two years of the Plan. On February 17, 2011, the Board adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares available for awards under the Plan by 3,000,000. The Board also approved several other changes to the Plan as part of the amendment. We are asking shareholders to approve all of these changes to the Plan, which are described in more detail below.

On February 17, 2011, the board of directors adopted the First Amendment to the Plan, subject to approval by the shareholders of the Company, to:

•	Increase by 3,000,000 (from 4,500,000 to 7,500,000) the number of shares with respect to which awards may be granted under the Plan;

•	Modify the existing “clawback” provision of the Plan to also provide that any awards under the Plan will be subject to any compensation recovery or “clawback” policy that may be adopted by the Board from time to time, including retroactively, in order to implement final rulemaking under Section 954 of the Dodd-Frank Act or any future changes in law or regulation;

•	Make more explicit that with respect to all awards whose vesting is contingent on performance, no dividends or dividend equivalents shall be paid unless and until the award vests. Previously this restriction on the payment of dividends on unvested performance awards was contained only in the section of the Plan dealing with performance awards and was not repeated in the sections of the Plan dealing more generally with restricted stock and restricted stock unit awards. This made the Plan subject to potential misinterpretation and is being corrected in the amendment; and

•	Extend the expiration date of the Plan from February 25, 2019 to February 17, 2021 (the tenth anniversary of the Board’s adoption of the First Amendment).

The text of the First Amendment is attached hereto as Annex A.

We are asking for your approval of the First Amendment to the Plan. The proposed increase in the shares to be made available under the Plan is the first since the Plan was approved by shareholders in 2009. The shares approved in 2009 were sufficient to support the Company’s equity compensation program for the last two years, and additional shares are now needed to continue that program. The additional changes to the Plan are intended to continue to link compensation to the long-term interests of the shareholders and ensure that the Plan continues to reflect market practices.

Including the 3,000,000 additional shares being requested in this proposal, the Company’s dilution level or “overhang” (shares subject to equity compensation awards outstanding at fiscal year-end or available to be used for equity compensation, divided by fully diluted shares outstanding) at the end of fiscal year 2010 was 6.4%.

Set out below is a summary of the Plan, as amended. The summary of the Plan is qualified in its entirety by reference to the text of the Plan as originally adopted (which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2009) and the text of the First Amendment to the Plan (which is attached hereto as Annex A).

As discussed in the Compensation Discussion and Analysis section of this proxy statement, equity awards make up a significant portion of total compensation for executives and certain other key employees and are critical for attracting, motivating and retaining these employees and aligning their interests with those of the shareholders. USEC is in a critical transition period as we move from the older gaseous diffusion enrichment technology to the advanced technology of the American Centrifuge Plant and during this period, our ability to attract, motivate and retain employees and executives with the requisite skills and experiences to meet these challenges is essential to our success and the creation of long-term value for our shareholders. It is critical that we maintain the ability to provide the necessary equity incentive awards.

As of March 4, 2011, approximately 2,949 employees and twelve non-employee directors are eligible to participate in the 2009 Plan. For 2011, it is expected that approximately 54 employees and ten non-employee directors will participate in the 2009 Plan. Future grants under the 2009 Plan will be made at the sole discretion of the Compensation Committee.

Summary Description of the USEC Inc. 2009 Equity Incentive Plan

General

The Plan, as amended, is summarized below. This summary does not purport to be a complete description of all the provisions of the Plan and is qualified in its entirety by reference to the complete text of the Plan.

Key Features of the Plan

•	An independent committee of the Board administers the Plan;

•	Awards may not be granted later than February 17, 2021 (10 years from the effective date of the First Amendment);

•	Awards may be stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and cash-based and other stock-based awards;

•	Stock options and stock appreciation rights may not be repriced under the Plan;

•	Stock options and stock appreciation rights may not be granted below fair market value;

•	Stock options and stock appreciation rights cannot be exercised more than 10 years from the date of grant;

•	Awards are subject to the following vesting limits: (1) awards other than non-employee director awards and performance awards will vest no faster than proportionally over a minimum period of three years; (2) performance awards shall not be vested over a period of less than one year; and (3) up to 210,000 awards may be granted without minimum vesting;

•	Dividends or dividend equivalents, if any, may not be paid on any awards whose vesting is contingent upon performance unless and until the award vests;

•	Awards granted by the Committee under the Plan will provide for acceleration of exercisability, vesting and/or settlement in connection with a change in control only where there is also an involuntary separation from service other than for cause (or by the employee for good reason) (e.g., “double trigger”);

•	Includes a “clawback” provision that requires repayment of all payments in settlement of any awards earned or accrued during the 12-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated as a result of misconduct; in addition, any awards under the Plan shall be subject to any compensation recovery or “clawback” policy that may be adopted by the Board from time to time, including retroactively, in order to implement final rulemaking under Section 954 of the Dodd-Frank Act or any future changes in law or regulations; and

•	The Board may not make material amendments to the Plan without shareholder approval, including an amendment that would (1) materially increase the benefits accrued to participants under the Plan, (2) materially increase the number of shares available under the Plan (except for anti-dilution adjustments in the case of certain corporate transactions or events), (3) change the type of awards that may be granted under the Plan, (4) materially modify the requirements for participation in the Plan, or (5) require approval of the Company’s shareholders under applicable law, including the rules of any stock exchange upon which the Company’s shares are listed.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) but may be administered by another committee or subcommittee of our Board appointed by the Board. The Committee has full power and authority to take all actions necessary to construe and interpret the Plan, to carry out the purpose and intent of the Plan, and to establish such rules, regulations and procedures for the administration of the Plan as it deems appropriate. The Committee may delegate certain of its authority under the Plan, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Internal Revenue Code or to be made to officers or directors of the Company who are subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Shares Subject to the Plan

The number of shares of common stock reserved for delivery with respect to awards under the Plan is the sum of: (a) 7,500,000 shares, plus (b) the number of shares, if any, underlying grants under the predecessor USEC Inc. 1999 Equity Incentive Plan that are forfeited, canceled, terminated or settled in cash without delivery of shares on or after April 30, 2009. Authorized but unissued shares or treasury shares, or any combination, may be delivered under the Plan. If any award, or portion of an award, expires, is forfeited, or becomes unexercisable, the shares will become available for future grant. Restricted stock that is forfeited will become available for future grant. In addition, shares that are applied by the Company, including by net exercise, as payment of the exercise price of any award or in payment of any applicable withholding for taxes in relation to any award will become available for future grant. As of March 4, 2011, the closing price per share of common stock of the Company as quoted on the New York Stock Exchange was $5.48.

Awards granted to individuals reasonably expected to be Covered Employees (as defined below) under Section 162(m) that are intended to qualify for deduction as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), are subject to limits under the Plan as follows:

•	For options or SARs, the annual grant limit per Covered Employee is 1,000,000 shares;

•	For restricted stock or restricted stock units, the annual grant limit per Covered Employee is 1,000,000 shares;

•	For performance awards settled in shares, the annual grant limit per Covered Employee is 1,000,000 shares; and

•	For cash-based awards or performance awards settled in cash, the annual grant limit per Covered Employee is $2,000,000.

If the Committee determines that any dividend or other distribution, recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will make adjustments it deems equitable, to any or all of: (1) the number of shares with respect to which awards may be granted; (2) the annual limits on grants to individuals to comply with Section 162(m) described above; (3) the number of shares subject to outstanding awards; and (4) the exercise price or strike price with respect to any award.

Eligibility

The Committee may select officers, directors, employees and other individuals providing bona fide services to or for the Company and its affiliates to receive awards under the Plan. Non-employee directors are only eligible to receive the non-employee director awards.

The following types of awards are available under the Plan:

Stock Options

Options may be either nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code. The exercise price of any stock option may not be less than the fair market value of the stock on the grant date. Except as otherwise provided in the award, the exercise price of any option is payable in cash, check or cash equivalent, by tendering shares of common stock, by broker-assisted cashless exercise, by net exercise, or by such other consideration as the Committee approves (or by any combination thereof). No stock option will be exercisable more than ten years after the grant date. The Committee determines the terms of each stock option at the time of the grant.

Stock Appreciation Rights

Stock appreciation rights may be granted either in tandem with other awards or as freestanding stock appreciation rights. The strike price of any stock appreciation right granted in tandem with an option will be equal to the exercise price per share under the related option. The strike price of any freestanding stock appreciation right will not be less than the fair market value of a share on the grant date. No stock appreciation right will be exercisable more than ten years after the grant. Stock appreciation rights will entitle the holder to receive a payment in cash, in shares or a combination, having an aggregate value equal to the difference between the fair market value of the underlying shares on the date of exercise and the strike price. The Committee determines the terms of each stock appreciation right at the time of the grant.

Restricted Stock

Restricted stock may be subject to restrictions, including continued employment, achievement of performance goals or other criteria. The Committee will determine the purchase price, if any, applicable to restricted stock awards. Payment of the purchase price for restricted stock, if any, may be made in cash, by check or cash equivalent or by such other consideration as the Committee approves (or by any combination thereof). Except for restrictions on transfer and such other restrictions as the Committee may impose on restricted stock, award holders will have all the rights of a shareholder with respect to the restricted stock, including dividend and voting rights (except that where the vesting of the restricted stock is contingent upon performance, no dividends shall be paid unless and until the restricted stock vests). The Committee determines the terms of each restricted stock award at the time of the grant.

Restricted Stock Units

Restricted stock units may become nonforfeitable contingent upon continued employment, achievement of performance goals or other criteria deemed appropriate by the Committee. Each restricted stock unit will have a value equal to the fair market value of one share. Award holders will not have shareholder rights with respect to the restricted stock units but may receive dividend equivalent rights (except that where the vesting of the restricted stock units is contingent upon performance, no dividend equivalent rights shall be paid unless and until the restricted stock units vest). Restricted stock units may be paid in cash, shares or other consideration, as determined by the Committee. The Committee determines the terms of each restricted stock unit award at the time of the grant.

Performance Awards

Performance awards may be payable in cash or shares or a combination of both, contingent on the level of attainment of performance goals. The Committee will establish performance measures and the performance period applicable to each performance goal and will determine the level of attainment of the performance goals. Performance awards may include dividend equivalent rights, except that dividends may not be paid on unvested performance awards. Performance awards may, but need not, include performance criteria that satisfy Section 162(m).

Section 162(m) disallows our deduction for compensation in excess of $1,000,000 paid to our chief executive officer and the three other most highly paid executive officers named in the summary compensation table (other than the Chief Financial Officer) (“Covered Employees”). However, performance-based compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. The deduction limitation would not apply to compensation otherwise deductible on account of the exercise of stock options (and stock appreciation rights) granted under the Plan with an exercise price (or strike price) no less than the fair market value of a share on the date of grant provided the plan limits the number of shares that may be awarded to any individual and is approved by our shareholders. The Plan is designed so that the Committee may grant awards that satisfy the performance-based compensation exception under Section 162(m).

To the extent that awards are intended to qualify for the performance-based compensation exception under Section 162(m), the performance criteria will be based on the achievement of any one or more of the following performance measures, as determined by the Committee:

•	revenue;

•	sales;

•	expenses;

•	operating income;

•	gross profit;

•	gross margin;

•	operating margin;

•	earnings before any one or more or a combination of: stock-based compensation expense, interest, taxes, depreciation and amortization;

•	pre-tax profit;

•	operating income or profit;

•	net operating income;

•	net income;

•	after tax operating income;

•	economic value added;

•	cash flow(s);

•	free cash flow;

•	operating cash flow;

•	balance of cash, cash equivalents and marketable securities;

•	stock price;

•	earnings or book value per share;

•	earnings per share;

•	diluted earnings per share;

•	return on shareholder equity;

•	return on capital;

•	return on assets;

•	return on equity;

•	return on capital, capital employed or investment;

•	return on investment;

•	employee satisfaction;

•	employee retention, customer satisfaction, safety or diversity, market share product development;

•	research and development expenses;

•	completion or attainment of objectively determinable targets with respect to an identified special project;

•	total sales or revenues or sales or revenues per employee;

•	production (separative work units or SWUs);

•	stock price or total shareholder return;

•	dividends; and

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestiture.

Awards not subject to Section 162(m) and awards not intended to qualify for the performance-based compensation exception may be subject to any other performance criteria established by the Committee.

Cash-Based and Other Stock-Based Awards

Cash-based or other stock-based awards will be payable in cash, shares or other securities or any combination thereof as the Committee determines. Holders of other stock-based awards will not have the rights of a shareholder until shares are delivered but may receive dividend equivalent rights. The Committee determines the terms of each cash-based award or other stock-based award at the time of the grant.

Transferability

Unless otherwise determined by the Committee, awards under the Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, awards may be exercised only by the grantee.

Non-Employee Director Awards

The Committee may provide that all or any portion of a non-employee director’s annual retainer, any committee or other chairman fees, and any other fees will be payable, either automatically, or at the election of the non-employee director, in the form of nonqualified stock options, restricted stock, restricted stock units or other stock-based awards. Non-employee director awards will be subject to the terms and conditions established by the Committee.

Special Vesting Rules

The vesting conditions for awards will be determined by the Committee; provided, however, that awards other than non-employee director awards and performance awards will vest no faster than proportionally over a minimum period of three years. Up to 210,000 shares may be granted under the Plan without the above minimum vesting requirements.

Change in Control

The Committee may provide for the full or partial acceleration of the exercisability, vesting and/or settlement of an award or any portion thereof in connection with a change in control, upon such conditions, including termination of the grantee’s service prior to, upon, or following such change in control, to such extent as the Committee shall determine.

Amendment and Termination

The Board may at any time suspend or terminate the Plan. The Board may amend the Plan at any time, provided that the Board may not make material amendments to the Plan without shareholder approval, including an amendment that would (1) materially increase the benefits accrued to participants under the Plan, (2) materially increase the number of shares available under the Plan (except for anti-dilution adjustments in the case of certain corporate transactions or events), (3) change the type of awards that may be granted under the Plan, (4) materially modify the requirements for participation in the Plan, or (5) require approval of the Company’s shareholders under applicable law, including the rules of any stock exchange upon which the Company’s shares are listed.

No awards may be granted under the Plan after February 17, 2021.

Certain Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax treatment under current federal income tax laws, of awards authorized under the Plan. This summary is not intended to be exhaustive or to constitute tax advice, and, among other things, does not describe state, local or foreign income and other tax consequences.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option may, however, give rise to taxable income subject to applicable withholding taxes, and a tax deduction to the Company, if the incentive stock option is not exercised timely or if the optionee subsequently engages in a “disqualifying disposition,” as described below. To be a timely exercise for this purpose, the exercise generally must occur while the optionee is employed by the Company or within three months after termination of employment. The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee’s alternative minimum taxable income in the year of exercise.

An optionee who pays the option exercise price upon exercise of an option, in whole or in part, by delivering already owned shares of stock generally will not recognize gain or loss on the shares surrendered at the time of such delivery. Rather, such gain or loss recognition generally will occur upon disposition of the shares acquired in substitution for the shares surrendered.

An optionee will recognize long-term capital gain or loss upon his or her disposition of shares acquired upon the exercise of an incentive stock option if such disposition occurs at least one year after the transfer of the shares to such optionee and at least two years after the date of grant of the incentive stock option. Such long-term capital gain or loss will be measured by the difference between the amount realized on such disposition and the option exercise price. If, however, an optionee disposes of shares acquired upon the exercise of an incentive stock option within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares and will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the incentive stock option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not be deductible by the Company.

Nonqualified Stock Options

An optionee will not recognize any taxable income upon the grant of a nonqualified stock option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such ordinary income. The optionee’s tax basis for the common stock received pursuant to the exercise of a nonqualified stock option will equal the sum of the ordinary income recognized and the exercise price.

An optionee who pays the option exercise price upon exercise of an option, in whole or in part, by delivering already owned shares of stock generally will not recognize gain or loss on the shares surrendered at the time of such delivery. Rather, such gain or loss recognition generally will occur upon disposition of the shares acquired in substitution for the shares surrendered.

In the event of a sale of common stock received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

Stock Appreciation Rights

An award holder will not recognize any income upon the grant of a stock appreciation right. If the stock appreciation right is settled in cash, the cash will be taxed as ordinary income to the award holder at the time it is received. If the stock appreciation right is settled in stock, the fair market value of the stock received will be taxed as ordinary income to the award holder. The Company will generally be entitled to a tax deduction in the amount of and at the same time that ordinary income is required to be recognized by the award holder as a result of the exercise.

Restricted Stock

An award holder will not recognize any income upon the grant of restricted stock unless he or she elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the award holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the award holder generally will recognize ordinary income, on the date that the shares are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time ordinary income is recognized, the Company generally will be entitled to a deduction in the same amount, subject to the application of Section 162(m).

Generally, upon a sale or other disposition of restricted stock with respect to which the award holder recognized ordinary income, the award holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the award holder’s basis in such shares. The Company is not entitled to any further deduction.

Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards

In general, the grant of restricted stock units, performance awards, cash-based awards and other stock-based awards will not result in income for the award holder or in a tax deduction for the Company. Upon the settlement of such an award, the award holder will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount, subject to the application of Section 162(m).

Plan Benefits

Future benefits under the Plan are not currently determinable because participation and the types of awards available for grant under the Plan are subject to the discretion of the Committee.

As of March 4, 2011, awards covering 4,227,106 shares of USEC common stock had been granted under the Plan. This number of shares includes shares subject to awards that expired, were forfeited, or became unexercisable and therefore became available for future grant under the Plan. This number also includes shares that were applied by the Company, including by net exercise, as payment of the exercise price of any award or in payment of any applicable withholding for taxes in relation to any award, which also became available for future grant under the Plan. The following table provides information about grants made in the fiscal year ended December 31, 2010 to the persons and groups identified below:

			Number of Shares of
		Number of	Restricted Stock or
Name	Dollar Value ($)	Stock Options	Restricted Stock Units

Named Executive Officers:
John K. Welch	$3,252,579	240,214	497,602
President and CEO
John C. Barpoulis	$1,037,758	91,388	150,764
Senior Vice President and CFO
Peter B. Saba	$793,306	55,516	123,032
Senior Vice President, General Counsel and Secretary
Philip G. Sewell	$1,160,140	100,356	169,525
Senior Vice President, American Centrifuge and Russian HEU
Robert Van Namen	$1,044,440	91,388	152,054
Senior Vice President, Uranium Enrichment
Total for All Executive Officers (12 persons)	$9,789,183	752,705	1,481,483
Non-Executive Director Group (10 persons)	$1,233,005	0	290,803
All employees who are not executive officers, as a group	$2,030,867	20,313	381,040
Total	$13,053,054	773,018	2,153,326

(1)	The amounts in the Dollar Value column represent the aggregate grant date fair value of the stock option, restricted stock and restricted stock unit awards made during 2010, computed in accordance with FASB ASC Topic 718.

Equity Compensation Plan Information

For additional information about our equity compensation plans, please refer to the section Equity Compensation Plan Information.

The approval of the First Amendment to the Plan requires the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote on this matter; provided that the total votes cast on the proposal represent more than 50% of USEC’s outstanding shares of common stock as of the record date.

The Board recommends voting FOR the approval of the proposed amendment to the USEC Inc. 2009 Equity Incentive Plan.

PROPOSAL 5.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2011, subject to ratification of this appointment by the shareholders of the Company. One or more representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if he desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit and Finance Committee has sole authority for appointing and terminating USEC’s independent auditors for 2011. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011. The Audit and Finance Committee believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit and Finance Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011.

Audit and Non-Audit Fees

The Audit and Finance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit and Finance Committee has delegated pre-approval authority to the Chairman of the Audit and Finance Committee, who presents any decisions to the full Audit and Finance Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

	Amount Billed	Amount Billed
	For Year Ended	For Year Ended
Type of Fee	December 31, 2010	December 31, 2009
	(In thousands)	(In thousands)

Audit Fees(1)	$1,037	$1,081
Audit-Related Fees(2)	$105	$15
Tax Fees(3)	$88	$70
All Other Fees(4)	$3	$3

Total	$1,233	$1,169

(1)	Primarily audits of the financial statements for both periods including internal control testing over financial reporting and reviews of quarterly financial statements for both periods and accounting for the investment by Toshiba Corporation and Babcock & Wilcox Investment Company in 2010.

(2)	Compliance report for revolving credit facility in both periods and fraud risk assessment in 2010.

(3)	Primarily services related to selected tax projects and IRS audit assistance for both periods.

(4)	Service fee for access to electronic publication.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2010.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit and Finance Committee

Joseph T. Doyle, Chairman
Michael H. Armacost
W. Henson Moore

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report,” and “Audit and Finance Committee Report” shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the SEC rules, in order to be considered for inclusion in USEC’s proxy statement for the 2012 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 19, 2011.

Our bylaws contain an advance notice provision regarding shareholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a shareholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of shareholders must be received by the Company between December 30, 2011 and January 29, 2012 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 28, 2012. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2011 annual meeting other than those specifically set forth above. If other matters should properly come before the annual meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 17, 2011

Annex A

FIRST AMENDMENT TO THE
USEC INC. 2009 EQUITY INCENTIVE PLAN

The USEC Inc. 2009 Equity Incentive Plan (the “Plan”) is amended as set forth below, effective as of February 17, 2011, subject to the approval of the stockholders of USEC INC.:

1.	The second sentence of Section 1.1 of the Plan is amended and restated as follows:

The Plan originally became effective as of February 25, 2009 (the “Effective Date”), subject to the approval of the shareholders of the Company. The Plan was subsequently amended, effective as of February 17, 2011, subject to the approval of the Company’s shareholders. The Plan shall continue in effect until its termination by the Committee; provided, however, that any Award shall be granted, if at all, within ten (10) years from February 17, 2011.

2.	The first sentence of Section 4.1 of the Plan is amended and restated as follows:

Subject to adjustment as provided in Section 16, the number of Shares reserved for delivery under the Plan pursuant to Awards settled in Shares shall be the sum of (i) 7,500,000 Shares, plus (ii) the number of Shares, if any, underlying grants under the 1999 Plan that are forfeited, cancelled, terminated or are settled in cash without delivery of Shares on or after April 30, 2009.

3.	The following sentence is added at the end of each of Section 8.5 and Section 9.4 of the Plan:

Notwithstanding the foregoing, where the vesting of the Award is contingent upon performance, no dividends or Dividend Equivalent Rights shall be paid unless and until the Award vests.

4.	The following sentence is added at the end of Section 19.1 of the Plan:

In addition, any Awards under the Plan shall be subject to any compensation recovery or “clawback” policy that may be adopted by the Board or the Committee from time to time, including retroactively, in order to implement final rulemaking under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any future changes in law or regulations.

IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of USEC Inc. as of the day first above written.

By:	/s/ Peter B. Saba
Name:     Peter B. Saba

Title:	Senior Vice President,
General Counsel and Secretary

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Proxies submitted by the internet or telephone must be received by 10:00 a.m. Eastern Daylight Time, on April 28, 2011.

INTERNET
http://www.proxyvoting.com/usu
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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The Board of Directors recommends a vote FOR each of the listed nominees, FOR Proposals 2, 4 and 5, and EVERY THREE YEARS on Proposal 3.	Please mark your votes as indicated in this example	☒

	For	Withhold		For	Withhold
1. Election of Directors:

01 James R. Mellor	☐	☐	07 William J. Madia	☐	☐

02 Michael H. Armacost	☐	☐	08 W. Henson Moore	☐	☐

03 Joyce F. Brown	☐	☐	09 Walter E. Skowronski	☐	☐

04 Sigmund L. Cornelius	☐	☐	10 M. Richard Smith	☐	☐

05 Joseph T. Doyle	☐	☐	11 John K. Welch	☐	☐

06 H. William Habermeyer	☐	☐

			FOR	AGAINST	ABSTAIN

2.	To approve on an advisory basis the compensation of our named executive officers.		☐	☐	☐

		3 YEARS	2 YEARS	1 YEAR	ABSTAIN

3.	Frequency of advisory vote on executive compensation.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN

4.	To approve an amendment to the USEC Inc. 2009 Equity Incentive Plan.		☐	☐	☐

			FOR	AGAINST	ABSTAIN

5.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2011.		☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature	Signature	Date

You can now access your USEC Inc. account online.
Access your USEC Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for USEC Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on April 28, 2011. The proxy statement and the 2010 Annual Report for the year ended December 31, 2010 are available at: http://bnymellon.mobular.net/bnymellon/usu
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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC.
FOR THE 2011 ANNUAL MEETING OF USEC SHAREHOLDERS
James R. Mellor, John K. Welch and Peter B. Saba, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2011 Annual Meeting of Shareholders of USEC, scheduled to be held on Thursday, April 28, 2011, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) “FOR” EACH OF THE NOMINEES FOR DIRECTOR, (2) “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, (3) FOR EVERY THREE YEARS ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, (4) “FOR” THE APPROVAL OF THE AMENDMENT TO THE USEC INC. 2009 EQUITY INCENTIVE PLAN AND (5) “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
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